An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

 February 17, 2016

 Subject to Completion

  GK INVESTMENT HOLDINGS, LLC

257 East Main Street, Suite 200

Barrington, IL 60010

(847) 277-9930

7% Unsecured Bonds

$50,000,000 Maximum Offering Amount (50,000 Bonds)

$5,000 Minimum Purchase (5 Bonds)

GK Investment Holdings, LLC, a Delaware limited liability company, referred to herein as the Company, is offering 7% unsecured bonds, or the Bonds. The purchase price per Bond is $1,000, with a minimum purchase amount of $5,000. The Bonds will mature on June 30, 2021 and will bear interest at a fixed rate of 7% per annum. Interest on the Bonds will be paid monthly beginning on the 15th day of the second month following the initial closing of this offering. The Bonds will be offered to prospective investors on a best efforts basis by our Managing Broker-Dealer, JCC Advisors, LLC, or JCC. "Best efforts" means that JCC is not obligated to purchase any specific number or dollar amount of Bonds, but will use its best efforts to sell the Bonds. JCC may engage additional broker-dealers, or Selling Group Members, who are members of the Financial Industry Regulatory Authority, or FINRA, to assist in the sale of the Bonds. At each closing date, the proceeds for such closing will be disbursed to the Company and Bonds relating to such proceeds will be issued to their respective investors. We expect to commence the sale of the Bonds as of the date on which the Offering Statement is declared qualified by the United States Securities and Exchange Commission. The offering will continue through the earlier of June 30, 2016 or the date upon which all $50,000,000 in offering proceeds have been received, subject to extension in the sole discretion of our manager, GK Development, Inc., for an additional six (6) months .

	Price to Public	Managing Broker-Dealer Fee, Commissions and Expense Reimbursements[1]	Proceeds to Issuer	Proceeds to Other Persons

Per Bond :	$1,000.00	$80.00	$920.00	$0

Maximum Offering Amount:	$50,000,000.00	$4,000,000.00	$46,000,000.00	$0

_________

1This includes selling commissions of 5% and a Managing Broker-Dealer Fee of up to 3 % of the gross proceeds of this offering will be paid on Bonds offered on a best efforts basis. All such amounts will be paid to JCC, who may reallow up to the entire amount of selling commissions and Managing-Broker Dealer Fee to Selling Group Members. JCC shall be entitled to retain, out of the Managing Broker-Dealer Fee, an amount equal to 0.43% of the gross proceeds of the offering. JCC may re-allow and pay to wholesalers and other participants in the offering up to the entirety of the remaining 2.57% portion of the Managing Broker-Dealer Fee. Any amount of the Managing Broker-Dealer Fee in excess of the 0.43% JCC is entitled to retain that is not re-allowed shall be returned to the Issuer. See "Use of Proceeds" for more information.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Bonds is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Currently, there is no market for the Bonds being offered, nor does the Company anticipate one developing. Prospective investors should carefully consider and review that risk as well as the RISK FACTORS beginning on page 6 of this Offering Circular.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR THE COMMISSION, DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

FORM S-11 DISCLOSURE FORMAT IS BEING FOLLOWED.

TABLE OF CONTENTS

Contents
OFFERING CIRCULAR SUMMARY	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
RISK FACTORS	6
USE OF PROCEEDS	19
PLAN OF DISTRIBUTION	20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	23
GENERAL INFORMATION AS TO THE COMPANY	25
POLICY WITH RESPECT TO CERTAIN ACTIVITIES	28
INVESTMENT POLICIES OF THE COMPANY	29
DESCRIPTION OF REAL ESTATE	33
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	35
DESCRIPTION OF BONDS	38
LEGAL PROCEEDINGS	46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
DIRECTORS AND EXECUTIVE OFFICERS	48
EXECUTIVE COMPENSATION	51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	52
SELECTION, RETENTION AND CUSTODY OF COMPANY'S INVESTMENTS	53
POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS	54
COMPENSATION OF THE MANAGER AND ITS AFFILIATES	55
LIMITATIONS ON LIABILITY	59
EXPERTS	60
LEGAL MATTERS	61
WHERE YOU CAN FIND ADDITIONAL INFORMATION	62
INDEX TO FINANCIAL STATEMENTS	F-1
APPENDIX	A-1

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding whether to invest in our Bonds. You should carefully read this entire Offering Circular, including the information under the heading "Risk Factors" and all information included in the Offering Circular.

The Company. GK Investment Holdings, LLC is a newly formed company with no assets. It was formed on September 14, 2015 to acquire existing income producing commercial rental properties. Mr. Garo Kholamian is the beneficial owner of 71.519% of the outstanding units of the Company, and his wife, Mrs. Nancy Kholamian, is the beneficial owner of 19.519% of the outstanding units of the Company. The Company is solely managed by GK Development, Inc., or GK Development or our manager. GK Development was formed on May 19, 1994 under the laws of Illinois, and Mr. Garo Kholamian is the sole director and shareholder of GK Development. As a result, Mr. Garo Kholamian will effectively manage our Company.

The Company does not intend to act as a land developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell or otherwise use any undeveloped real property or "raw land," although the Company may choose to redevelop real property for an alternative use than intended when originally acquired or developed.

The Company intends to focus on investments in existing, income producing commercial rental properties that will benefit from the GK Development's real estate operating and leasing skills, including releasing, redeveloping, renovating, refinancing, repositioning, and selling. GK Development intends to actively participate in the management of the Company's properties rather than hold the properties as passive investments.

While we currently own no assets, certain affiliates of GK Development have agreed to loan us all cash flows received from equity interests they own in certain real property located at 5775 Beckley Road, Battle Creek, Michigan 49015 and more commonly known as Lakeview Square Mall, or Lakeview Square, and that certain real property located at 1888 Green Oaks Road, Fort Worth, Texas 76116 and more commonly known as Ridgmar Mall, or Ridgmar, in order to ensure we have sufficient reserves of cash and cash equivalents to fund 120% of our debt service obligations under the terms of the Bonds, or the Bond Service Obligations, for a period of three (3) months. GK Development's affiliates have also agreed to enter into agreements with us whereby the trustee may force the sale of (1) the equity interests of 1551 Kingsbury Partners, L.L.C., or the Ridgmar Equity, in 1551 Kingsbury Partners Senior Mezz, LLC, or Senior Mezz, which entity owns an indirect 12.5% equity interest in Ridgmar, and (2) the equity interests of Garo Kholamian and GKPI I Partners (Lakeview Square), LLC, or the Lakeview Equity, in GK Preferred Income Investments I (Lakeview Square), LLC, or GK Preferred, which represents an indirect 72% equity interest in Lakeview Square, as a remedy if we default on the Bonds. We refer to these agreements as the Initial Forced Sale Agreements. See "Description of Bonds - Certain Covenants" for more information.

Management. The sponsor of the Company, GK Development, is a Barrington, Illinois based real estate acquisition and development company specializing in the acquisition, management, and redevelopment of commercial rental properties. Its management provides years of experience successfully acquiring, redeveloping and managing commercial rental properties. Mr. Garo Kholamian is the President and founder of GK Development. Prior to GK Development, Mr. Kholamian was Senior Vice President of Development for Homart Development Co., the real estate development arm of Sears Roebuck. In this position, he was instrumental in the development of shopping centers across the United States. See "Directors and Executive Officers" for more information on Mr. Kholamian and the seven other individuals responsible for the management of GK Development.

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The Offering. The Company is offering to investors the opportunity to purchase up to a maximum of $50,000,000 of Bonds. See "Plan of Distribution - Who May Invest" for further information. There is no minimum offering amount; therefore the Company may accept purchases of the Bonds as soon as the Offering Statement of which this Offering Circular is a part has been qualified by the Securities and Exchange Commission, the SEC. The offering will continue through the earlier of June 30, 2016 or the date upon which all $50,000,000 in offering proceeds have been received, or the Offering Termination, subject to extension in the sole discretion of GK Development for an additional six (6) months. Following qualification of the Offering Statement, the Company will conduct closings in this offering at its discretion, or the Closing Dates and each, a Closing Date, until the Offering Termination. On each Closing Date, offering proceeds for that closing will be disbursed to the Company and the respective Bonds will be issued to investors in the offering, or the Bondholders. The offering is being made on a best-efforts basis through JCC.

Issuer	GK Investment Holdings, LLC.

Securities Offered	$50,000,000, aggregate principal amount of the Bonds.

Maturity Date	June 30, 2021.

Interest Rate	7% per annum computed on the basis of a 365-day year.

Interest Payment Dates	Commencing on the 15th of the second month following the first Closing Date and continuing monthly until the Maturity Date.

Price to Public	$1,000 per Bond.

Ranking

The Bonds will be senior unsecured indebtedness of the Company. They will rank equally with our other senior unsecured indebtedness and will be effectively subordinated to our secured indebtedness and structurally subordinated to all indebtedness of our subsidiaries.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting the estimated offering costs and expenses payable by the Company, will be approximately $44,650,000. This assumes that we sell the maximum offering amount. We intend to use the net proceeds from this offering to acquire commercial rental properties in our target asset class.

Certain Covenants

We will issue the Bonds under an indenture, or the Indenture, to be dated as of the initial issuance date of the Bonds between us and UMB Bank, as the trustee. The Indenture contains covenants that limit our ability to incur, or permit our subsidiaries to incur, third-party indebtedness if certain debt to asset value and/or interest coverage ratios would be exceeded. These covenants are subject to a number of important exceptions, qualifications, limitations and specialized definitions. See "Description of Company's Securities - Certain Covenants" in this Offering Circular. The Bonds will be unsecured; however the Company will be required to own real property with aggregate equity value of at least 70% of the outstanding principal of the Bonds, or the Equity-Bond Ratio. The equity subject to the Forced Sale Agreements, as  defined below, will also be included in the Equity-Bond Ratio. For properties acquired, directly or indirectly, by the Company, the equity value for purposes of the Equity-Bond Ratio will initially be the equity invested into the applicable property. Each acquired property will be required to be appraised, by an independent third party appraiser, annually during the term of the Bonds, and following any such appraisal, the Company's equity value from a newly appraised property will be adjusted to equal the appraised value of the property less the outstanding indebtedness secured by such property (and multiplied by the Company's ownership interest in the applicable property in the event we acquire a partial interest in any property). The Company will also be required to retain cash and cash equivalents, as defined by GAAP, equal to at least 120% of the Company's Bond Service Obligations for a period of three (3) months, or the Cash Coverage Ratio.

2

Forced Sale Agreements	For the first year following the first Closing Date, the Company will be a party to the Initial Forced Sale Agreements with UMB Bank and certain of GK Development's affiliates. Under those agreements, the trustee will be able to force the sale of the Ridgmar Equity and Lakeview Equity as a remedy if the Company defaults on the Bonds, the Trustee (or the bondholders if permitted) accelerates the maturity of the Bonds, and the Company is otherwise unable to pay off the Bonds. During the pendency of the Initial Forced Sale Agreements, the value of the Ridgmar Equity and Lakeview Equity, $4,986,386 and $7,352,587, respectively, as determined by appraisal dated August 15, 2015, shall be included in the equity of the Company for the purposes of calculating the Equity-Bond Ratio. The Initial Forced Sale Agreements shall terminate automatically on the first anniversary of the first Closing Date and will also terminate if the real property underlying the applicable Initial Forced Sale Agreement is sold to a third party. However, the parties to the Initial Forced Sale Agreements may extend them at their discretion (subject to approval of the trustee). In order to comply with the Equity-Bond Ratio, the Company may, with the trustee's reasonable approval, enter into additional Forced Sale Agreements, or Additional Forced Sale Agreements, in substantially similar form as the Initial Forced Sale Agreements, with affiliates of GK Development. The term Forced Sale Agreement(s) is used to generally refer to an Initial Forced Sale Agreement, an Additional Forced Sale Agreement, or any combination of the foregoing.

Cash Flow Loans

In order to assist us in meeting the Cash Coverage Ratio covenant, the owners of the Ridgmar Equity and the Lakeview Equity have agreed that they will loan us up to all of the monthly cash flow received from the Ridgmar Equity and the Lakeview Equity, upon our request and representation to them that we need such funds in order to comply with the Cash Coverage Ratio. We refer to any such loan as a Cash Flow Loan. The Cash Flow Loans will bear interest at the IRS imputed rate of interest and will mature on the Maturity Date. Nothing in the agreements governing the Cash Flow Loans precludes the sale of either the Ridgmar Equity, the Lakeview Equity, or the real properties underlying either of them to third parties and you will have no right to any proceeds of any such sale. However, we may enter into additional agreements for loans with other affiliates of GK Development.

Change of Control - Offer to Purchase

If a Change of Control Repurchase Event as defined under "Description of Bonds - Certain Covenants" in this Offering Circular, occurs, we must offer to repurchase the Bonds at 1.02 times the Price to Public if on or before June 30, 2018, 1.015 times the Price to Public if such event occurs after June 30, 2018 but on or before the June 30, 2019, 1.01 times the Price to Public if such event occurs after June 30, 2019 but on or before June 30, 2020, and at the Price to Public if such event occurs after June 30, 2020, plus any accrued and unpaid interest to, but not including the repurchase date.

Optional Redemption	Prepayment penalties for calling Bonds early are as follows: Any accrued and unpaid interest up to but not including the repurchase rate plus 1.02 times the Price to Public if such event occurs on or before June 30, 2018; 1.015 times the Price to Public if such event occurs after June 30, 2018 but on or before June 30, 2019; 1.01 times the Price to Public if such event occurs after June 30, 2019 but on or before June 30, 2020; or at the Price to Public if such event occurs after June 30, 2020.

Default

The Indenture will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Bonds in certain circumstances. Events of default, other than payment defaults, will be subject to the Company's right to cure within 120 days of such event of default. The Company will have the right to cure any payment default within 30 days before the trustee may declare a default and exercise the remedies under the indenture. See "Description of Company's Securities - Event of Default" for more information.

3

Form

The Bonds will be evidenced by global notes deposited with the trustee for the notes, as custodian for the Depository Trust Company, or DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of Company's Securities - Book-Entry, Delivery and Form" for more information.

Bond Service Reserve

The Company will be required to keep 7% of gross offering proceeds in a reserve account with the trustee for a period of one (1) year following the first Closing Date, which reserve may be used to pay the Company's Bond Service Obligations, as defined herein, during such time, and the remainder of which, if any, will be released to the Company on the first anniversary of the first Closing Date if the Company is otherwise in compliance with all terms of the Bonds.

Denominations	We will issue the Bonds only in denominations of $1,000.

Payment of Principal and Interest	Principal and interest on the Bonds will be payable in U.S. dollars or other legal tender, coin or currency of the United States of America.

Future Issuances

We may, from time to time, without notice to or consent of the Bondholders, increase the aggregate principal amount of the Bonds outstanding by issuing additional bonds in the future with the same terms of the Bonds, except for the issue date and offering price, and such additional bonds shall be consolidated with the Bonds and form a single series.

Listing

Currently, there is no public market for our Bonds, nor do we expect to list them on any national exchange in the foreseeable future. Please review carefully "Risk Factors - Investment Risk" for more information.

Trustee, Registrar and Paying Agent	UMB Bank. See "Description of Company's Securities - Registrar and Paying Agent" for more information.

Governing Law	The Indenture and the Bonds will be governed by the laws of the State of Delaware.

Material Tax Considerations

You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Bonds in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Risk Factors

An investment in the Bonds involves certain risks. You should carefully consider the risks described under "Risk Factors" beginning on page 6 of this Offering Circular before making an investment decision.

4

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Offering Circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Offering Circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Offering Circular. The matters summarized below and elsewhere in this Offering Circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events or otherwise.

5

RISK FACTORS

An investment in our Bonds is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment. An investment in our Bonds should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should consider the following risks before making a decision to purchase our Bonds. To the best of our knowledge, we have included all material risks to investors in this section.

Risks Related to the Offering

The Bonds are unsecured obligations of the Company and not obligations of our subsidiaries and will be subordinated to any of the Company's future secured indebtedness to the extent of the value of the assets securing such indebtedness and effectively subordinated to any future obligations of the Company's subsidiaries. Structural subordination increases the risk that we will be unable to meet our obligations on the notes when they mature.

The Bonds will be unsecured unsubordinated obligations of the Company and will rank equally in right of payment with all of the Company's other unsecured indebtedness and senior in right of payment to any of the Company's future obligations that are by their terms expressly subordinated or junior in right of payment to the Bonds. The Bonds will be effectively subordinated to any of the Company's existing or future secured indebtedness to the extent of the value of the assets securing such indebtedness. We have covenanted that we will not incur any additional debt that is not subordinated to the Bonds other than first mortgage financing incurred by us or a subsidiary relative to the acquisition or refinancing of real property.

The Bonds are obligations exclusively of the Company and not of any of its subsidiaries. None of the Company's subsidiaries is a guarantor of the Bonds and the Bonds are not required to be guaranteed by any subsidiaries we, the Company, may acquire or create in the future. The Bonds are also effectively subordinated to all of the liabilities of the Company's subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under the Company's indebtedness, including the Bonds, or to make any funds available to make payments on the Bonds. The Company's right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of the Company's creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, in each case to the extent that the Company is not recognized as a creditor of such subsidiary. In addition, even where the Company is recognized as a creditor of a subsidiary, the Company's rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

Our covenants require only a 70% real property equity to principal ratio; therefore, if our trustee were to exercise its remedy to force the sale of our properties, such a sale may not generate sufficient proceeds to repay the aggregate principal amount of the Bonds.

One of our trustee's and Bondholders' principal remedies in the event of a default is to force the sale of the rental properties we acquire, and, to the extent the Forced Sale Agreements are still in effect, to force the sale of the Ridgmar Equity Lakeview Equity, or any other equity interest subject to a Forced sale Agreement. Under the indenture we must maintain a ratio of 70% equity (inclusive of those equity interests subject to the Forced Sale Agreements) to the principal amount of outstanding Bonds, subject to our right to cure any deficiency within one hundred twenty (120) days of the occurrence of such deficiency. See "Description of Bonds - Event of Default" for more information. Because the amount of real property equity we are required to maintain will not cover the full principal amount of the Bonds, if we default on the Bonds and our trustee forces a sale of our real property, or exercises its rights under the Forced Sale Agreements, the proceeds of such sales may not be sufficient to fully repay the outstanding Bondholders.

6

The Bonds restrict, but do not eliminate, the Company's ability to incur additional debt or take other action that could negatively impact holders of the Bonds.

Subject to specified limitations in the Indenture and as described under "Description of Bonds - Certain Covenants," the Indenture does not contain any provisions that would limit the Company's ability or the ability of its subsidiaries to incur indebtedness, including indebtedness that would be senior to the Bonds.

Our Trustee's remedy to force a sale of the Ridgmar Equity, Lakeview Equity and future acquired properties may be limited by covenants in debt documents for senior mortgages secured by the respective underlying properties.

Our Bonds are unsecured and the primary remedy in the event of a default will be for our trustee (or sufficient Bondholders) to trigger sales of the Ridgmar Equity and/or Lakeview Equity. Ridgmar's current financing requires that the ownership interest of Ridgmar, directly or indirectly, cannot change without lender's consent. If the ownership changes without lender consent, the respective borrower under the respective loan will be in default. Similarly, Lakeview Square's current financing requires that the direct ownership of Lakeview Square cannot change without lender's consent. If the direct ownership of Lakeview Square changes without lender's consent, the borrower will be in default under the loan. If either of the direct or indirect owners of Ridgmar or Lakeview Square are found to be in default under any loans, your investment will be adversely affected. Further, on newly acquired properties by the Company following this Offering, we anticipate using senior secured debt to acquire each new property we purchase. Often senior lender loans secured by real property contain prepayment penalties and/or requirements of defeasance. Any such prepayment penalties or defeasance requirements may reduce the proceeds of any forced sale of our properties or may render such a sale prohibitively expensive. This would materially and adversely affect the repayment of your investment in the event of a default.

Our Trustee's remedy to force a sale of Ridgmar may be limited due to covenants contained in the senior and mezzanine debt secured by those properties.

Ridgmar was purchased with use of senior and mezzanine debt. Terms of each loan provide that the borrower will be in default if the property is transferred, pledged or otherwise encumbered without lender consent. Terms also provide that the borrower will be in default if the ownership interest in the property or the ownership interest of any entity directly or indirectly owning the property changes without lender consent. As a result, it may not be possible or it may be prohibitively expensive to sell the Ridgmar Equity without lender consent.

Neither the Forced Sale Agreements nor the Cash Flow Loan Agreements limit the rights of GK Development's affiliates to sell the Lakeview Equity or the Ridgmar Equity to an unaffiliated third party, nor do they preclude the sale of the real property underlying each of the Lakeview Equity and the Ridgmar Equity.

The Forced Sale Agreements and the Cash Flow Loan Agreements do not limit the rights of the holders of  such equity  to sell their equity, nor do those agreements preclude a sale of the underlying real properties. In either circumstance we would lose our rights to cash flow loans relative to the interest sold, and the value of the interest sold would no longer be available to support the Equity-Bond Ratio or the repayment of the Bonds in the event the trustee exercised its rights under the Forced Sale Agreements. While we may replace the Lakeview Equity or Ridgmar Equity with equity in other properties, you will not have had the opportunity to evaluate such properties prior to making an investment in the Bonds.

Investment Risks

No current public trading market exists for our Bonds, therefore, it may be difficult for you to sell your Bonds. If you sell your Bonds, it may be at a substantial discount.

No current public market exists for our Bonds and we can provide no assurances that a public market will ever exist for our Bonds. In addition, it may be difficult for you to sell your Bonds promptly or at all. If you are able to sell your Bonds, you may only be able to sell them at a substantial discount from the price you paid. This may be the result, in part, of the fact that the amount of funds available for investment is expected to be reduced by selling commissions, a Managing Broker-Dealer Fee, organization and offering expenses, and acquisition and origination fees and expenses. If our offering expenses are higher than we anticipate, we will have a smaller amount available for investment. You should consider our Bonds as an illiquid investment, and you must be prepared to hold your Bonds for an indefinite period of time.

7

Our lack of prior operating history makes it difficult for you to evaluate this investment.

We are a recently formed entity with no prior operating history and may not be able to successfully operate our business or achieve our investment objectives. We may not be able to conduct our business as described in our plan of operation.

This is a blind pool offering, therefore you will not have the opportunity to evaluate our investments before we make them and we may make real estate investments that would have changed your decision as to whether to invest in our Bonds.

We have not acquired any properties or made any other investments, nor have we identified or contracted any probable investments. We are not able to provide you with information to evaluate our investments prior to acquisition. We will seek to invest substantially all of the offering proceeds available for investment, after the payment of fees and expenses, in the acquisition of real estate and real estate related investments. We have established criteria for evaluating potential investments. See "Investment Policies of Company" for more information. However, you will be unable to evaluate the transaction terms, location, and financial or operational data concerning the investments before we invest in them. You will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments prior to our investment. You will be relying entirely on the ability of GK Development and its management team to identify suitable investments and propose transactions for GK Development, our sole manager, to oversee and approve. These factors increase the risk that we may not generate the returns that you seek by investing in our Bonds.

The inability to retain or obtain key personnel, property managers and leasing agents could delay or hinder implementation of our investment strategies, which could impair our ability to honor our obligations under the terms of Bonds and could reduce the value of your investment.

Our success depends to a significant degree upon the contributions of GK Development's management team. We do not have employment agreements with any of these individuals nor do we currently have key man life insurance on any of these individuals. If any of them were to cease their affiliation with us or GK Development, GK Development may be unable to find suitable replacements, and our operating results could suffer. We believe that our future success depends, in large part, upon GK Development's property managers' and leasing agents' ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for highly skilled personnel is intense, and GK Development and any property managers we retain may be unsuccessful in attracting and retaining such skilled personnel. If we lose or are unable to obtain the services of highly skilled personnel, property managers or leasing agents, our ability to implement our investment strategies could be delayed or hindered, and our ability to pay our Bond Service Obligations and repay principal may be materially and adversely affected.

We rely on JCC Advisors, LLC to sell our Bonds pursuant to this offering. If JCC Advisors, LLC is not able to market our Bonds effectively, we may be unable to raise sufficient proceeds to meet our business objectives.

We have engaged JCC Advisors, LLC to act as our Managing Broker-Dealer for this offering, and we rely on JCC Advisors, LLC to use its best efforts to sell the Bonds offered hereby. It would also be challenging and disruptive to locate an alternative Managing Broker-Dealer for this offering. Without improved capital raising, our portfolio will be smaller relative to our general and administrative costs and less diversified than it otherwise would be, which could adversely affect the value of your investment in us.

There are limited covenants to the Indenture.

The Indenture does not prevent the Company from incurring unsecured indebtedness that is equal or subordinate in right of payment to the Bonds. For that reason, you should not consider the covenants in the Indenture as a significant factor in evaluating whether to invest in the Bonds.

An increase in the level of our outstanding indebtedness, or other events, could have an adverse impact on our business, properties, capital structure, financial condition, results of operations or prospects, which could adversely impact the Bonds. Any such event could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt arrangements.

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Under certain circumstances, we may redeem the Bonds before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem all or a portion of the Bonds at any time. See "Description of Company's Securities - Optional Redemption" for more information. While we are required to pay certain prepayment premiums on or prior to June 30, 2020, if redemption occurs, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Bonds.

Risks Related to This Offering and Our Corporate Structure

Because we are dependent upon GK Development and its affiliates to conduct our operations, any adverse changes in the financial health of GK Development or its affiliates or our relationship with them could hinder our operating performance and our ability to meet our financial obligations.

We are dependent on GK Development and its affiliates to manage our operations and acquire and manage our portfolio of real estate assets. Our sole manager, GK Development makes all decisions with respect to the management of our Company. GK Development depends upon the fees and other compensation that it receives from us in connection with the purchase, management and sale of our properties to conduct its operations. Any adverse changes in the financial condition of GK Development or our relationship with GK Development could hinder its ability to successfully manage our operations and our portfolio of investments.

You will have no control over changes in our policies and day-to-day operations, which lack of control increases the uncertainty and risks you face as an investor in our Bonds. In addition, our sole manager and sponsor, GK Development, may change our major operational policies without your approval.

Our sole manager and sponsor, GK Development determines our major policies, including our policies regarding financing, growth, debt capitalization, and distributions. GK Development may amend or revise these and other policies without your approval. As a Bondholder, you will have no rights under the limited liability company agreement of the Company, or our Operating Agreement. See "General information as to the Company Operating Agreement" herein for a detailed summary of our Operating Agreement.

GK Development is responsible for the day-to-day operations of our Company and the selection and management of investments and has broad discretion over the use of proceeds from this offering. Accordingly, you should not purchase our Bonds unless you are willing to entrust all aspects of the day-to-day management and the selection and management of investments to GK Development. Specifically, GK Development is controlled by Mr. Garo Kholamian as sole stockholder and sole director, and as a result, he will be able to exert significant control over our operations.  In addition, GK Development may retain independent contractors to provide various services for our company, and you should note that such contractors will have no fiduciary duty to you or the other Bondholders and may not perform as expected or desired.

Our Manager and its executive officers will have limited liability for, and will be indemnified and held harmless from, the losses of the Company.

GK Development, our manager and its executive officers and their agents and assigns, will not be liable for, and will be indemnified and held harmless (to the extent of the Company's assets) from any its loss or damage incurred by them, the Company or the members in connection with the business of the Company resulting from any act or omission performed or omitted in good faith, which does not constitute fraud, willful misconduct, gross negligence or breach of fiduciary duty. A successful claim for such indemnification could deplete the Company's assets by the amount paid. See "General Information as to the Company - Operating Agreement - Indemnification" below for a detailed summary of the terms of our Operating Agreement. Our Operating Agreement is filed as an exhibit to the Offering Statement of which this Offering Circular is a part.

If we sell substantially less than all of the Bonds we are offering, the costs we incur to comply with the rules of the SEC regarding financial reporting and other fixed costs will be a larger percentage of our net income and may reduce the return on your investment.

We expect to incur significant costs in maintaining compliance with the financial reporting for a Tier II Regulation A issuer and that our management will spend a significant amount of time assessing the effectiveness of our internal control over financial reporting. We do not anticipate that these costs or the amount of time our management will be required to spend will be significantly less if we sell substantially less than all of the Bonds we are offering.

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Risks Related to Conflicts of Interest

Our sole manager, our executive officers and their affiliates face conflicts of interest relating to the purchase and leasing of properties, and such conflicts may not be resolved in our favor, which could limit our investment opportunities, impair our ability to make distributions and reduce the value of your investment.

We rely on GK Development to identify suitable investment opportunities. We may be buying properties at the same time as other entities that are affiliated with or sponsored by GK Development. Other programs sponsored by GK Development or its affiliates also rely on GK Development, our executive officers and their affiliates for investment opportunities. GK Development has sponsored privately offered real estate programs and may in the future sponsor privately and publicly offered real estate programs that have investment objectives similar to ours. Therefore, GK Development and its affiliates could be subject to conflicts of interest between our Company and other real estate programs. Many investment opportunities would be suitable for us as well as other programs. GK Development could direct attractive investment opportunities or tenants to other entities. Such events could result in our investing in properties that provide less attractive returns or getting less attractive tenants, impairing our ability to honor our obligations under the terms of the Bonds and the value of your investment. See "Selection, Retention and Custody of Company's Investments" and "Policies with Respect to Certain Transactions" for more information.

Payment of fees to GK Development and its affiliates will reduce cash available for investment and payment of our Bond Service Obligations.

GK Development and its affiliates perform services for us in connection with the selection and acquisition of our properties and other investments, and possibly the development, management and leasing of our properties. They are paid fees for these services, which reduces the amount of cash available for investment and for payment of our Bond Service Obligations. Although customary in the industry, the fees to be paid to GK Development and its affiliates were not determined on an arm's-length basis. We cannot assure you that a third party unaffiliated with GK Development would not be willing to provide such services to us at a lower price. If the maximum offering amount is raised, we estimate that 2% of the gross proceeds of this offering will be paid to GK Development, its affiliates and third parties for upfront fees and expenses associated with the offer and sale of the Bonds. The expenses we actually incur in connection with the offer and sale of the Bonds, excluding acquisition and origination fees and expenses, may exceed the amount we expect to incur. In addition to this, GK Development will receive a 2% acquisition fee based on the purchase price of assets acquired from non-affiliated, third-party sellers , a 2% financing fee based on the amount of debt raised to acquire new assets or refinance existing assets, exclusive of any lender fees, and a 2% disposition fee based on the sales price of assets sold, exclusive of any brokerage fees. See "Selection, Retention and Custody of Company's Investments" and "Policies with Respect to Certain Transactions" for more information.

GK Development will receive certain fees regardless of the performance of the Company or an investment in the Bonds.

GK Development will receive a promoter's fee equal to 2 % of the gross offering proceeds, an acquisition fee equal to 2% of the purchase price of each acquired asset from non-affiliated, third-party sellers , and a financing fee equal to 2% of the amount of debt raised to acquire new assets or refinance existing assets of the Company. These fees will be paid regardless of the Company's success and  the performance of the Bonds.

GK Development, as our manager , may increase the fees payable to it and/or its affiliates with the consent of a majority of the Bonds.

GK Development will have the power to contractually bind the Company as its manager. As a result, GK Development may agree to increase the fees payable to it and/or its affiliates with the consent of a majority of the Bonds. For this purpose, a Bondholder will be deemed to have consented with respect to its Bonds if the Bondholder has not objected in writing within five (5) calendar days after the receipt of the consent request. As a result, GK Development may increase fees paid to it or its affiliates without the affirmative consent of the Bondholders.

GK Development and its affiliates, including our officers, face conflicts of interest caused by compensation arrangements with us and other programs sponsored by affiliates of GK Development, which could result in actions that are not in the long term best interests of our Bondholders.

GK Development and its affiliates receive fees from us. These fees could influence GK Development's advice to us, as well as the judgment of the affiliates of GK Development who serve as our officers. Among other matters, the compensation arrangements could affect their judgment with respect to property acquisitions from, or the making of investments in, other programs sponsored by GK Development, which might entitle affiliates of GK Development to disposition fees and other possible fees in connection with its services for the seller. See "Selection, Retention and Custody of Company's Investments" and "Policies with Respect to Certain Transactions" for more information.

Considerations relating to their compensation from other programs could result in decisions that are not in the best interests of our Bondholders, which could hurt our ability to perform our obligations due under the Bonds or result in a decline in the value of your investment.

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If the competing demands for the time of GK Development, its affiliates and our officers result in them spending insufficient time on our business, we may miss investment opportunities or have less efficient operations, which could reduce our profitability and impair our ability to honor our obligations under the Bonds.

We do not have any employees. We rely on the employees of GK Development and its affiliates for the day to day operation of our business. The amount of time that GK Development and its affiliates spend on our business will vary from time to time and is expected to be greater while we are raising money and acquiring properties. GK Development and its affiliates, including our officers, have interests in other programs and engage in other business activities. As a result, they will have conflicts of interest in allocating their time between us and other programs and activities in which they are involved. Because these persons have competing interests on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. We expect that as our real estate activities expand, GK Development will attempt to hire additional employees who would devote substantially all of their time to our business. There is no assurance that GK Development will devote adequate time to our business. If GK Development suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, it may allocate less time and resources to our operations. If any of these things occur, our ability to honor obligations under the Bonds may be adversely affected.

Risks Related to Investments in Commercial Rental Real Estate

Our operating results may be affected by economic conditions that have an adverse impact on the commercial real estate market in general, and may cause us to be unable to realize appreciation in the value of our commercial real estate properties.

Our operating results will be subject to risks generally associated with the ownership of commercial real estate, including, but not limited to changes in general economic conditions, changes in interest rates and the availability of mortgage funds that may make the sale a of commercial real estate difficult. Although we intend to hold our commercial real estate and related investments until such a time as our sole manager, GK Development, determines that a sale or other disposition appears to be advantageous to our overall investment objectives, we cannot predict the various market conditions affecting commercial real estate investments that will exist at any particular time in the future. Because of this uncertainty, we cannot assure you that we will realize any appreciation in the value of our commercial real estate properties.

Competition from other commercial rental properties for tenants could reduce our profitability and impair our ability to honor our obligations under the terms of the Bonds.

The commercial rental property industry is highly competitive. This competition could reduce occupancy levels and revenues at our commercial rental properties, which would adversely affect our operations. We expect to face competition from many sources. We will face competition from other commercial rental properties both in the immediate vicinity and in the larger geographic market where our commercial rental properties will be located. Overbuilding of commercial rental properties may occur. If so, this will increase the number of units available and may decrease occupancy and rental rates. In addition, increases in operating costs due to inflation may not be offset by increased rental rates.

Increased construction of similar properties that compete with our commercial rental properties in any particular location could adversely affect the operating results of our commercial rental properties and our cash available to honor our obligations under the terms of the Bonds.

We may acquire commercial rental properties in locations which experience increases in construction of properties that compete with our properties. This increased competition and construction could:

•	make it more difficult for us to find tenants to lease units in our commercial rental properties;

•	force us to lower our rental prices in order to lease units in our commercial properties; and/or

•	substantially reduce our revenues and cash available to honor our obligations under the terms of the Bonds.

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We compete with numerous other parties or entities for commercial real estate assets and tenants and may not compete successfully.

We compete with numerous other persons or entities engaged in commercial real estate investment activities, many of which have greater resources than we do. Some of these investors may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may be willing to offer space at rates below our rates, causing us to lose existing or potential tenants.

Many of our investments will be dependent on tenants for revenue, and lease terminations could reduce our revenues from rents, resulting in the decline in the value of your investment.

The underlying value of our commercial properties and the ability to honor our obligations under the terms of the Bonds depend upon the ability of the tenants of our commercial properties to generate enough income to pay their rents in a timely manner, and the success of our investments depends upon the occupancy levels, rental income and operating expenses of our commercial properties and our company. Tenants' inability to timely pay their rents may be impacted by employment and other constraints on their personal finances, including debts, purchases and other factors. These and other changes beyond our control may adversely affect our tenants' ability to make lease payments. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur costs in protecting our investment and re-leasing the premises. We may be unable to re-lease the premises for the rent previously received. We may be unable to sell a commercial property with low occupancy without incurring a loss. These events and others could impair our ability to honor our obligations under the terms of the Bonds and may also cause the value of your investment to decline.

Our operating results and distributable cash flow depend on our ability to generate revenue from leasing our commercial properties to tenants on terms favorable to us.

Our operating results depend, in large part, on revenues derived from leasing space in our commercial properties. We are subject to the credit risk of our tenants, and to the extent our tenants default on their leases or fail to make rental payments we may suffer a decrease in our revenue. In addition, if a tenant does not pay its rent, we may not be able to enforce our rights as landlord without delays and we may incur substantial legal costs. We are also subject to the risk that we will not be able to lease space in our commercial properties or that, upon the expiration of leases for space located in our commercial properties, leases may not be renewed, the space may not be re-leased or the terms of renewal or re-leasing (including the cost of required renovations or concessions to customers) may be less favorable to us than current lease terms. If vacancies continue for a long period of time, we may suffer reduced revenues which would impair our ability to honor our obligations under the terms of the Bonds. In addition, the resale value of the commercial property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property. Further, costs associated with commercial real estate investment, such as real estate taxes and maintenance costs, generally are not reduced when circumstances cause a reduction in income from the investment. These events would cause a significant decrease in revenues and could impair our ability to honor our obligations under the terms of the Bonds.

Costs incurred in complying with governmental laws and regulations may reduce our net income and the cash available for distributions.

Our company and the commercial properties we expect to own are subject to various federal, state and local laws and regulations relating to environmental protection and human health and safety. Federal laws such as the National Environmental Policy Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act and the Hazard Communication Act and their resolutions and corresponding state and local counterparts govern such matters as wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials and the remediation of contamination associated with disposals. The commercial properties we acquire will be subject to the Americans with Disabilities Act of 1990 which generally requires that certain types of buildings and services be made accessible and available to people with disabilities. These laws may require us to make modifications to our properties. Some of these laws and regulations impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were illegal. Compliance with these laws and any new or more stringent laws or regulations may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. In addition, there are various federal, state and local fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance.

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Our commercial properties may be affected by our tenants' activities or actions, the existing condition of land when we buy it, operations in the vicinity of our commercial properties, such as the presence of underground storage tanks, or activities of unrelated third parties. The presence of hazardous substances, or the failure to properly remediate these substances, may make it difficult or impossible to sell or rent such property. Any material expenditures, fines, or damages we must pay will impair our ability to honor our obligations under the terms of the Bonds and may reduce the value of your investment.

Any uninsured losses or high insurance premiums will reduce our net income and the amount of our cash available to honor our obligations under the terms of the Bonds.

The Company will attempt to obtain adequate insurance to cover significant areas of risk to us, as a company, and to our commercial properties. However, there are types of losses at the property level, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments . We may not have adequate coverage for such losses. If any of our commercial properties incur a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would impair our ability to honor our obligations under the terms of the Bonds.

As part of otherwise attractive properties, we may acquire some properties with existing lock out provisions, which may inhibit us from selling a commercial property, or may require us to maintain specified debt levels for a period of years on some properties.

Loan provisions could materially restrict us from selling or otherwise disposing of or refinancing commercial properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available to honor our obligations under the terms of the Bonds, including if the trustee exercised its remedy to force the sale of the commercial properties we acquire. Loan provisions may prohibit us from reducing the outstanding indebtedness with respect to commercial properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties.

Loan provisions could impair our ability to take actions that would otherwise be in the best interests of the Bondholders and, therefore, may have an adverse impact on the value of your investment, relative to the value that would result if the loan provisions did not exist. In particular, loan provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our Bondholders.

General Risks Related to Real Estate-Related Investments

If we make or invest in mortgage loans as part of our plan to acquire the underlying property, our mortgage loans may be affected by unfavorable real estate market conditions, including interest rate fluctuations, which could decrease the value of those loans and the return on your investment.

If we make or invest in mortgage loans, we will be at risk of defaults by the borrowers on those mortgage loans as well as interest rate risks. To the extent we incur delays in liquidating such defaulted mortgage loans, we may not be able to obtain sufficient proceeds to repay all amounts due to us under the mortgage loan. Further, we will not know whether the values of the properties securing the mortgage loans will remain at the levels existing on the dates of origination of those mortgage loans. If the values of the underlying properties fall, our risk will increase because of the lower value of the security associated with such loans.

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Investments in real estate-related securities will be subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate securities, which may result in losses to us.

We may invest in real estate related securities of both publicly traded and private real estate companies. Issuers of real estate related equity securities generally invest in real estate or real estate related assets and are subject to the inherent risks associated with real estate related investments discussed in this Offering Circular, including risks relating to rising interest rates.

Real estate-related securities are often unsecured and also may be subordinated to other obligations of the issuer. As a result, investments in real estate-related securities are subject to risks of: (1) limited liquidity in the secondary trading market in the case of unlisted or thinly traded securities; (2) subordination to the prior claims of banks and other senior lenders to the issuer; (3) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets; (4) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations and (5) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic slowdown or downturn. These risks may adversely affect the value of outstanding real estate-related securities and the ability of the issuers thereof to repay principal and interest or make distribution payments.

Investments in real estate-related securities may be illiquid, and we may not be able to adjust our portfolio in response to changes in economic and other conditions.

If we invest in certain real estate-related securities that we may purchase in connection with privately negotiated transactions, they will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. As a result, our ability to vary our long term stabilized portfolio in response to changes in economic and other conditions may be relatively limited. The subordinated and bridge loans we may purchase will be particularly illiquid investments due to their short life. Moreover, in the event of a borrower's default on an illiquid real estate security, the unsuitability for securitization and potential lack of recovery of our investment could pose serious risks of loss to our investment portfolio.

Delays in restructuring or liquidating non-performing real estate-related securities could reduce our ability to honor our obligations under the Bonds.

If we invest in real estate-related securities, they may become non-performing after acquisition for a wide variety of reasons. Such non-performing real estate investments may require a substantial amount of workout negotiations and/or restructuring, which may entail, among other things, a substantial reduction in the interest rate and a substantial write down of such loan or asset. However, even if a restructuring is successfully accomplished, upon maturity of such real estate security, replacement "takeout" financing may not be available. We may find it necessary or desirable to foreclose on some of the collateral securing one or more of our investments. Intercreditor provisions may substantially interfere with our ability to do so. Even if foreclosure is an option, the foreclosure process can be lengthy and expensive. Borrowers often resist foreclosure actions by asserting numerous claims, counterclaims and defenses, including, without limitation, lender liability claims and defenses, in an effort to prolong the foreclosure action. In some states, foreclosure actions can take up to several years or more to litigate. At any time during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure action and further delaying the foreclosure process. Foreclosure litigation tends to create a negative public image of the collateral property and may result in disrupting ongoing leasing and management of the property. Foreclosure actions by senior lenders may substantially affect the amount that we may receive from an investment.

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Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we will not be able to continue our business.

Neither we, nor any of our subsidiaries intend to register as an investment company under the Investment Company Act. We expect that our subsidiaries' investments in real estate will represent the substantial majority of our total asset mix, which would not subject us to the Investment Company Act. In order to maintain an exemption from regulation under the Investment Company Act, we intend to engage, through our wholly-owned and majority-owned subsidiaries, primarily in the business of buying real estate, and these investments must be made within a year after this offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of this offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns, which would reduce the cash available for fulfilling our obligations under the Bonds.

We expect that most of our assets will be held through wholly-owned or majority-owned subsidiaries of the Company. We expect that most of these subsidiaries will be outside the definition of investment company under Section 3(a)(1) of the Investment Company Act as they are generally expected to hold at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term "investment securities," among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. We believe that we, and our subsidiaries, will not fall within either definition of investment company as we intend to invest primarily in real property, through our wholly-owned or majority owned subsidiaries, the majority of which we expect to have at least 60% of their assets in real property or in entities that they manage or co-manage that own real property. As these subsidiaries would be investing either solely or primarily in real property, they would be outside of the definition of "investment company" under Section 3(a)(1) of the Investment Company Act. We are organized as a holding company that conducts its businesses primarily through its subsidiaries. Both we and our operating partnership intend to conduct our operations so that they comply with the 40% test. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that neither we nor our subsidiaries will be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because neither we nor the operating partnership will engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through wholly-owned or majority-owned subsidiaries, we will be primarily engaged in the non-investment company businesses of these subsidiaries.

In the event that the value of investment securities held by the subsidiaries of the Company were to exceed 40%, we expect our subsidiaries to be able to rely on the exclusion from the definition of "investment company" provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in "mortgage and other liens on and interests in real estate," which we refer to as "qualifying real estate assets" and maintain at least 80% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets. What we buy and sell is therefore limited to these criteria. How we determine to classify our assets for purposes of the Investment Company Act will be based in large measure upon no action letters issued by the SEC staff in the past and other SEC interpretive guidance. These no action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain mortgage loans, participations in mortgage loans, mortgage-backed securities, mezzanine loans, joint venture investments and the equity securities of other entities may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC will concur with our classification of our assets. Future revisions to the Investment Company Act or further guidance from the SEC may cause us to lose our exclusion from registration or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

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In the event that we, or our subsidiaries, were to acquire assets that could make either the Company or the respective subsidiary fall within the definition of investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6). Section 3(c)(6) excludes from the definition of investment company any company primarily engaged, directly or through majority-owned subsidiaries, in one or more of certain specified businesses. These specified businesses include the business described in Section 3(c)(5)(C) of the Investment Company Act. It also excludes from the definition of investment company any company primarily engaged, directly or through majority-owned subsidiaries, in one or more of such specified businesses from which at least 25% of such company's gross income during its last fiscal year is derived, together with any additional business or businesses other than investing, reinvesting, owning, holding, or trading in securities. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and subsidiaries may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our subsidiaries is derived from, qualifying real estate assets owned by wholly owned or majority-owned subsidiaries of our operating partnership.

To ensure that neither we, nor our subsidiaries, are required to register as an investment company, each entity may be unable to sell assets they would otherwise want to sell and may need to sell assets they would otherwise wish to retain. In addition, we or our subsidiaries may be required to acquire additional income or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire interests in companies that we would otherwise want to acquire. Although we and our subsidiaries intend to monitor our portfolio periodically and prior to each acquisition or disposition, any of these entities may not be able to maintain an exclusion from registration as an investment company. If we or our subsidiaries are required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in our business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business.

Risks Associated with Debt Financing

We anticipate using debt financing to acquire properties and otherwise incur other indebtedness, which increases our expenses and could subject us to the risk of losing properties in foreclosure if our cash flow is insufficient to make loan payments.

We are permitted to acquire real properties and other real estate-related investments including entity acquisitions by assuming either existing financing secured by the asset or by borrowing new funds. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of our assets to obtain funds to acquire additional investments or to pay our Bond Service Obligations under our Bonds. If we mortgage a property and have insufficient cash flow to service the debt, we risk an event of default which may result in our lenders foreclosing on the properties securing the mortgage.

High levels of debt or increases in interest rates could increase the amount of our loan payments, which could reduce our ability to honor our obligations under the terms of the Bonds.

Our policies do not limit us from incurring debt. High debt levels could cause us to incur higher interest charges, result in higher debt service payments, and may be accompanied by restrictive covenants. Interest we pay reduces cash available to honor our obligations under the terms of the Bonds. Additionally, with respect to any variable rate debt, increases in interest rates may increase our interest costs, which would reduce our cash flow and our ability to honor our obligations under the terms of the Bonds. In addition, if we need to repay debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments and could result in a loss. In addition, if we are unable to service our debt payments, our lenders may foreclose on our interests in the real property that secures the loans we have entered.

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High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flow from operations and restrict our ability to honor our obligations under the terms of the Bonds.

Our ability to acquire properties or to make capital improvements to or remodel properties will depend on our ability to obtain debt or equity financing from third parties or the sellers of properties. If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available to honor our obligations under the terms of the Bonds and may hinder our ability to raise additional funds from capital contributions, additional bonds or borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to honor our obligations under the terms of the Bonds.

When providing financing, a lender may impose restrictions on us that affect our operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage, or replace our manager. These or other limitations may limit our flexibility and prevent us from achieving our operating goals. Prepayment penalties or defeasance requirements required by lenders may make it economically infeasible for our trustee to exercise the forced sale remedy regarding our acquired properties.

Our ability to obtain financing on reasonable terms would be impacted by negative capital market conditions.

Recently, domestic and international financial markets have experienced unusual volatility and uncertainty. Although this condition occurred initially within the "subprime" single family mortgage lending sector of the credit market, liquidity has tightened in overall financial markets, including the investment grade debt and equity capital markets. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our ability to honor our obligations under the terms of the Bonds.

We may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump sum or "balloon" payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available to honor our obligations under the Bonds because cash otherwise available for payment will be required to pay principal and interest associated with these mortgage loans.

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To hedge against interest rate fluctuations, we may use derivative financial instruments that may be costly and ineffective, may reduce the overall financial benefit of your investment, and may expose us to the credit risk of counterparties.

We may use derivative financial instruments to hedge exposures to interest rate fluctuations on loans secured by our assets and investments in collateralized mortgage-backed securities. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time.

To the extent that we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to financing, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. We intend to manage credit risk by dealing only with major financial institutions that have high credit ratings. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. We intend to manage basis risk by matching, to a reasonable extent, the contract index to the index upon which the hedged asset or liability is based. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. We intend to manage legal enforceability risks by ensuring, to the best of our ability, that we contract with reputable counterparties and that each counterparty complies with the terms and conditions of the derivative contract. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to honor our obligations under the terms of the Bonds.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting compensation and offering costs and expenses payable by us, will be approximately $44, 650 ,000, assuming that the maximum amount of Bonds are purchased and issued. We intend to use the net proceeds from this offering to acquire properties in our target asset class. The remaining proceeds will be used to pay fees and expenses of this offering, and fees and expenses related to selection and acquisition of investments. If we do not sell the maximum number of Bonds, our net proceeds from the offering will be reduced; however, we will still use net proceeds from the offering to acquire properties in our target asset class. A summary of the anticipated use of the proceeds is below:

	Maximum Offering
	Amount	Percent

Gross offering proceeds	$50,000,000	100.00%
Less offering expenses:
Selling commissions and Managing Broker-Dealer Fee(1)	$4,000,000	8.00%
Organization and offering expenses (2)	$275,000	0.55%
Less Promotional Fee (3)	$1,000,000	2.00%
Less Blue-Sky Filing Fees	$75,000	0.15%
Amount available for investment (4)	$44,650,000	89.30%

______________

(1)

Includes selling commissions equal to 5% of aggregate gross offering proceeds and a Managing Broker-Dealer Fee of up to 3 % of aggregate gross offering proceeds, both of which are payable to the Managing Broker-Dealer. Our Managing Broker-Dealer, in its sole discretion, intends to reallow selling commissions of up to 5% of aggregate gross offering proceeds to unaffiliated broker-dealers participating in this offering attributable to the amount of Bonds sold by them. Our Managing-Broker Dealer shall be entitled to retain, out of the Managing Broker-Dealer Fee, an amount equal 0.43% of the gross proceeds of the offering. JCC may re-allow and pay to wholesalers and other participants in the offering up to the entirety of the remaining 2.57% portion of the Managing Broker-Dealer Fee. Any amount of the Managing Broker-Dealer Fee in excess of the 0.43% JCC is entitled to retain that is not re-allowed shall be returned to the Issuer. See "Plan of Distribution" in this Offering Circular for a description of such provisions.

(2)	Organization and offering expenses include all expenses (other than those listed in the chart) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charge of our escrow holder, due diligence expense reimbursements to participating broker-dealers and amounts to reimburse our manager for its portion of the salaries of the employees of its affiliates who provide services to our manager and other costs in connection with administrative oversight of the offering and marketing process and preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. As of the date of this Offering Circular, organization and offering expenses total $178,277. Start-up and organization costs will be expensed as incurred and s yndication costs will be reflected as a reduction of member's equity and will be allocated to the member's capital accounts upon the sale or liquidation of the Company. Our manager will not be reimbursed for the direct payment of such organization and offering expenses that exceed 0.55% of the aggregate gross proceeds of this offering over the life of the offering, which may include reimbursements to our manager for due diligence fees reimbursed to broker-dealers included in a detailed and itemized invoice. Our manager will not be reimbursed for the salaries and benefits to be paid to our executive officers named in "Directors and Executive Officers."

(3)	We will pay our manager, a 2% promotional fee for its services in organizing and structuring this offering.

(4)

Until required in connection with the acquisition of properties, substantially all of the net proceeds of the offering and, thereafter, any working capital reserves we may have, may be invested in short-term, highly-liquid investments, including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts.

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PLAN OF DISTRIBUTION

Who May Invest

As a Tier II, Regulation A offering, investors must comply with the 10% limitation to investment in the offering, as prescribed in Rule 251. The only investor in this offering exempt from this limitation is an accredited investor, an "Accredited Investor," as defined under Rule 501 of Regulation D. If you meet one of the following tests you qualify as an Accredited Investor:

(i)

You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)

You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase  the Bonds (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)

You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Bonds, with total assets in excess of $5,000,000;

(v)

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)

You are a trust with total assets in excess of $5,000,000, your purchase of the Bonds is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Bonds ; or

(viii)

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, Net Worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Bonds.

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The Offering

We are offering a maximum of $50,000,000 of Bonds to the public through our Managing Broker-Dealer at a price of $1,000.00 per Bond.

Our manager has arbitrarily determined the selling price of the Bonds and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding Bonds.

The Bonds are being offered on a "best efforts" basis, which means generally that the Managing Broker-Dealer is required to use only its best efforts to sell the Bonds and it has no firm commitment or obligation to purchase any of the Bonds. The offering will continue until the Offering Termination, subject to extension in the sole discretion of GK Development for an additional six (6) months. Following qualification of the Offering Statement, the Company will conduct closings in this offering at its discretion, the Closing Dates and each, a Closing Date, until the Offering Termination. On the Closing Dates, offering proceeds for that closing will be disbursed to the Company and the respective Bonds will be issued to investors in the offering, or the Bondholders. The offering is being made on a best-efforts basis through JCC, our Managing Broker-Dealer.

Managing Broker-Dealer and Compensation We Will Pay for the Sale of Our Bonds

Our Managing Broker-Dealer will receive selling commissions of 5% of the gross offering proceeds. Our Managing Broker-Dealer also will receive a Managing Broker-Dealer Fee of up to 3 % of the aggregate gross offering proceeds as compensation for acting as the Managing Broker-Dealer . Our Managing Broker-Dealer shall be entitled to retain, out of the Managing Broker-Dealer Fee, an amount equal to 0.43% of the gross proceeds of the offering. In addition, our Managing Broker-Dealer may reallow all or a portion of selling commissions to Selling Group Members.

Set forth below is a table indicating the estimated compensation and expenses that will be paid in connection with the offering to our Managing Broker-Dealer.

	Per Bond	Total Maximum
Offering:
Price to public	$1,000.00	$50,000,000
Less selling commissions	$50.00	$2,500,000
Less Managing Broker-Dealer Fee	$30.00	$1,500,000
Remaining Proceeds	$920.00	$46,000,000

We have agreed to indemnify our Managing Broker-Dealer, the Selling Group Members and selected registered investment advisors, against certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

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Included within the compensation described above and not in addition to, our sponsor may pay certain costs associated with the sale and distribution of our Bonds. We will not reimburse our sponsor for such payments. Nonetheless, such payments will be deemed to be "underwriting compensation" by FINRA. In accordance with the rules of FINRA, the table above sets forth the nature and estimated amount of all items that will be viewed as "underwriting compensation" by FINRA that are anticipated to be paid by us and our sponsor in connection with the offering. The amounts shown assume we sell all of the Bonds offered hereby and that all Bonds are sold in our offering through Selling Group Members, which is the distribution channel with the highest possible selling commissions and a Managing Broker-Dealer Fee.

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase any of our Bonds; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the Bonds.

Discounts for Bonds Purchased by Certain Persons

We may pay reduced or no selling commissions and/or Managing Broker-Dealer Fees in connection with the sale of Bonds in this offering to:

•	registered principals or representatives of our dealer-manager or a participating broker (and immediate family members of any of the foregoing Persons);

•	our employees, officers and directors or those of our manager, or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing Persons), any benefit plan established exclusively for the benefit of such persons or entities, and, if approved by our board of directors, joint venture partners, consultants and other service providers;

•

clients of an investment advisor registered under the Investment Advisers Act of 1940 or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have "wrap" accounts which have asset based fees with such dually registered investment advisor/broker-dealer); or

•	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department.

For purposes of the foregoing, "immediate family members" means such Person's spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such Person who is so related by marriage such that this includes "step-" and "-in-law" relations as well as such Persons so related by adoption. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions and/or Managing Broker-Dealer Fees may elect not to accept all or a portion of such compensation. In that event, such Bonds will be sold to the investor at a per Bond purchase price, net of all or a portion of selling commissions and/or Managing Broker-Dealer Fees. All sales must be made through a registered broker-dealer participating in this offering, and investment advisors must arrange for the placement of sales accordingly. The net proceeds to us will not be affected by reducing or eliminating selling commissions and/or Managing Broker-Dealer Fees payable in connection with sales to or through the persons described above. Purchasers purchasing net of some or all of the selling commissions and Managing Broker-Dealer Fees will receive Bonds in principal amount of $1,000 per Bond purchased.

Either through this offering or subsequently on any secondary market, affiliates of the Company may buy bonds if and when they choose. There are no restrictions to these purchases. Affiliates that become Bondholders will have rights on parity with all other Bondholders.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

As of the date of this Offering Circular, we have not yet commenced active operations. Offering Proceeds will be applied to investment in properties and the payment or reimbursement of selling commissions and other fees, expenses and uses as described throughout this Offering Circular. We will experience a relative increase in liquidity as we receive additional proceeds from the sale of Bonds and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our properties or the payment of debt service.

Further, we have not entered into any arrangements creating a reasonable probability that we will acquire a specific property or other asset. The number of properties and other assets that we will acquire will depend upon the number of Bonds sold and the resulting amount of the net proceeds available for investment in properties and other assets. Until required for the acquisition or operation of assets or used for distributions, we will keep the net proceeds of this offering in short-term, low risk, highly liquid, interest-bearing investments.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries' borrowing activities by our Indenture.

Results of Operation

Having not commenced active operations, we have not acquired any properties or other assets, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted portfolio, the commercial rental real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

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Liquidity and Capital Resources

We are offering and selling to the public in this offering up to $50,000,000 of Bonds. Our principal demands for cash will be for acquisition costs, including the purchase price of any properties, loans and securities we acquire, improvement costs, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our Bond Service Obligations. Generally, we will fund our acquisitions from the net proceeds of this offering. We intend to acquire our assets with cash and mortgage or other debt, but we also may acquire assets free and clear of permanent mortgage or other indebtedness by paying the entire purchase price for the asset in cash. As we are dependent on capital raised in this offering to conduct our business, our investment activity over the next twelve (12) months will be dictated by the capital raised in this offering.

We expect to use debt financing as a source of capital. We have no limits on the amount of leverage we may employ; however, senior property debt is generally expected to be approximately 65% of the cost of our investments. See "Investment Policies" for more information.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the Bond Service Obligations. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain tenants and the economic and business environments of the various markets in which our properties are located. Our ability to sell our assets is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow from operations. If cash flow from operations is insufficient then our Cash Flow Lenders are obliged to make the Cash Flow Loans to us. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, including the Cash Flow Loans, we may use funds out of the Debt Service Reserve. Moreover, our manager may change this policy, in its sole discretion, at any time. See "Description of Company's Securities - Certain Covenants" in this Offering Circular for more information.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of properties and undistributed cash flow. Note that, currently, we have not identified any source of financing, other than the proceeds of this offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

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GENERAL INFORMATION AS TO THE COMPANY

GK Investment Holdings, LLC, the Company is a newly organized Delaware limited liability company that intends to invest in and operate commercial rental properties, lease such properties to multiple tenants, and make such other real estate related investments as are consistent with its investment objectives and that GK Development, Inc., GK Development, its sole manager, deems appropriate. The office of the Company and GK Development are located at 257 East Main Street, Suite 200, Barrington, IL 60010, and the telephone number is (847) 277-9930.

GK Development is an Illinois corporation. GK Development will be responsible for managing the Company's affairs and for identifying and making acquisitions and dispositions on the Company's behalf. GK Development is a commercial real estate acquisition and development company specializing in the acquisition, management and redevelopment of commercial rental properties such as regional malls and neighborhood shopping centers. GK Development controls a portfolio of real estate assets currently valued at over $500,000,000, the majority of which are commercial rental properties.

GK Development's management team is comprised of operation managers who are responsible for the day-to-day operation of GK Development and the Company. See "Directors and Executive Officers" for more information on the management team of GK Development and the Company,

Operating Agreement

Formation and Purpose

The Company was formed on September 14, 2015. The Company is governed by its operating agreement, dated as of September 14, 2015 and entered into under the laws of the State of Delaware, the Operating Agreement. Under the Operating Agreement, the Company is formed with the intent to acquire, own, redevelop, and operate commercial real estate. Notwithstanding the intended purposes of the Company, pursuant to the Operating Agreement, the Company is permitted to transact any lawful business not required to be stated specifically in the Operating Agreement and for which limited liability companies may be formed under the Delaware Limited Liability Company Act (Title 6, Subtitle II, Chapter 18), as amended from time to time.

Management

The management of the Company is entrusted solely to GK Development for as long as it remains the sole manager of the Company. Only the members of the Company have the right to remove the manager, and only if the manager has made a decision to file a voluntary petition or otherwise initiate proceedings to have it adjudicated insolvent, or to seek an order for relief as debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.); to file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors; to seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the assets of the Company, to make any general assignment for the benefit of creditors of the Company, to admit in writing the inability of the Company to pay its debts generally as they become due, or to declare or effect a moratorium on the Company's debt or to take any action in furtherance of any of the above proscribed actions. Bondholders will have no rights in the management of the Company.

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Under the Operating Agreement, certain powers are reserved for the manager. The approval of the manager is required for the following actions with respect to the Company:

•	Amendment of the Certificate of Formation or the Operating Agreement;

•	The conversion of the Company to another type of entity organized within or without the state of Delaware, including without limitation, a limited partnership;

•	Merger, equity interest exchange, business combination or consolidation with any other entity, excepting a wholly-owned subsidiary;

•	Creating or authorizing any new class or series of units or equity, or selling, issuing or granting additional units;

•

A decision to file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated insolvent, or seeking an order for relief of the Company as debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.); to file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or to seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the assets of the Company, or to make any general assignment for the benefit of creditors of the Company, or to admit in writing the inability of the Company to pay its debts generally as they become due, or to declare or effect a moratorium on the Company's debt or to take any action in furtherance of any of the above proscribed actions;

•	Any decision to dissolve or liquidate the Company, except as specifically set forth in the Operating Agreement;

•	Approving any budget or strategic or business plan for the Company or any of its affiliates;

•	Except with respect to an affiliate of the Company, making any investment in any entity;

•	Encumbering all of the assets of the Company or any affiliate of the Company; and

•	Making any distributions of Company cash or other property except as specifically provided in the Operating Agreement.

Membership

The Company has two classes of units, Class A Units and Class B Units. Fourteen individuals, or the Class A Members, hold all of the Class A Units. Four entities, or the Class B Members, hold all of the Class B Units. Currently, Class A Units and Class B Units constitute 50% of the outstanding membership units and voting power, respectively, each a Membership Interest. Mr. Garo Kholamian owns a 25.519% Membership Interest individually, and he controls an additional 46% through certain Class B Members. As a result Mr. Garo Kholamian has a beneficial Membership Interest of 71.519%. Mrs. Nancy Kholamian owns a 15.519% Membership Interest individually, and she will control an additional 4% through a certain Class B Member. As a result, Mrs. Nancy Kholamian will have a beneficial Membership Interest of 19.519%.

At such time as the Initial Forced Sale Agreements have been terminated, or the Conversion Date, Class B Units will be converted into Class A Units at a ratio of four (4) Class A Units for each Class B Unit converted. After the Conversion Date, there will be no Class B Units, the entities formerly holding Class B Units will hold an 80% Membership Interest, and the individuals holding Class A Units prior to the Conversion Date will hold a 20% Membership Interest. After the Conversion Date, Mr. Garo Kholamian will own a 10.209% Membership Interest, individually, and he will control an additional 73.612% through certain Class B Members. As a result Mr. Garo Kholamian will have a beneficial Membership Interest of 83.821%. Mrs. Nancy Kholamian will own a 6.209% Membership Interest after the Conversion Date, and she will control an additional 6.401% through a certain Class B Member. As a result, Mrs. Nancy Kholamian will have a beneficial Membership Interest of 12.610%.

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Membership provides certain protections and rights to the members. Pursuant to the Operating Agreement, upon approval by GK Development and recommendation to the members, a majority of the members, either present and voting at a meeting duly called and held or acting by written consent shall be required to approve the following actions with respect to the Company:

•	Amendment of the Certificate of Formation or, subject to Section 10.13, this Agreement;

•	Merger, equity interest exchange, business combination or consolidation with any other Person, except a wholly-owned subsidiary, in which the Company is not the surviving entity;

•	A Terminating Capital Transaction;

•

A decision to file a voluntary petition or otherwise initiate proceedings to have the Company adjudicated insolvent, or seeking an order for relief of the Company as debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.); to file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or to seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the assets of the Company, or to make any general assignment for the benefit of creditors of the Company, or to admit in writing the inability of the Company to pay its debts generally as they become due, or to declare or effect a moratorium on the Company's debt or to take any action in furtherance of any of the above proscribed actions; or

•	Any decision to dissolve or liquidate the Company, except as specifically set forth in this Agreement.

Indemnification

Our Operating Agreements limits the liability of our manager, GK Development and certain other persons or entities. See "Limitations on Liability" in this Offering Circular for more information.

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POLICY WITH RESPECT TO CERTAIN ACTIVITIES

Issuance of Additional Securities

Except for those actions specifically discussed in this Offering Circular, the issuing of the Bonds will not impose any restrictions on the ability of the Company to issue additional bonds, debt, preferred equity or other security. The Bonds will be our direct, senior unsecured obligations and will:

•	rank equally with each other and with all of our existing and future unsecured and unsubordinated indebtedness outstanding from time to time;

•	rank senior to all of our future indebtedness that by its terms is expressly subordinate to the notes;

•	effectively rank junior to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•

effectively be structurally subordinated to all existing and future indebtedness and other obligations of each of our subsidiaries, including the claims of mortgage lenders holding secured indebtedness, as to the specific property receiving each lender's mortgage and other secured indebtedness.

See "Description of Bonds - Certain Covenants" for more information.

Reports

We will furnish the following reports to each Bondholders:

Reporting Requirements under Tier II of Regulation A. Following this Tier II, Regulation A bond offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31st, our manager will cause to be mailed or made available, by any reasonable means, to each Bondholder as of a date selected by the manager, an annual report containing financial statements of the Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, Company equity and cash flows, with such statements having been audited by an accountant selected by the manager. The manager shall be deemed to have made a report available to each Bondholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and such report is publicly available on such system or (ii) made such report available on any website maintained by the Company and available for viewing by the Bondholders.

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INVESTMENT POLICIES OF THE COMPANY

Investment Strategy

The Company intends to focus on investments in existing, income-producing, commercial rental real estate that will benefit from GK Development's real estate operating and leasing skills, including releasing, redevelopment, renovation, refinancing, repositioning and sale. GK Development intends to actively participate in the management of the Company's properties, rather than hold the properties as passive investments. The objective of this strategy is to maximize cash flow and property value at the time of final disposition. By doing this, GK Development maximizes the potential of the Company to pay its obligations under the Bonds as they become due. Holding periods for the Company's investments will vary depending on a number of factors.

The Company's investment strategy will focus primarily on rental-based commercial real estate that has current income. Targeted property types include but are not limited to established regional malls, neighborhood shopping centers, power centers, grocery-anchored centers, lifestyle centers, office buildings, multi-family and other commercial properties. The selection of solid investment opportunities will be based, in part, upon the properties' potential for enhancement in cash flows and market value.

The Company plans to acquire properties on a leveraged basis, operate them in a manner to maximize their value (including execution of any of the aforementioned strategies), and then sell or refinance them to realize a return.

The Company generally will purchase individual properties, but in some cases it may consider the purchase of a portfolio of properties. Neither the Operating Agreement nor the Indenture limits the amount the Company may invest in a single property; however, GK Development intends to diversify the Company's real estate investments.

The Company has not identified any properties which are probable for acquisition by the Company as of the date of this Offering Circular.

Dispositions

We may from time to time dispose of properties if, based upon management's periodic review of our portfolio, our manager determines such action would be in our best interest. In addition, we may elect to enter into joint ventures or other types of co-ownership with respect to properties that we already own, either in connection with acquiring interests in other properties or from investors to raise equity capital.

Leverage of Properties

The Company intends to borrow money to acquire its properties when GK Development determines that it is advantageous to the Company. By operating on a leveraged basis, the Company expects that it will have more funds available for investment in properties and other investments. This will allow the Company to make more investment than would otherwise be possible, resulting in a more diversified portfolio. Although the Company expects its liability for the repayment of indebtedness to be limited to the value of the specific property securing the liability and the rents or profits derived therefrom, the Company's use of leverage increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. See "Risk Factors" for more information.

The Company may borrow any amount necessary to enable the Company to invest the proceeds of this offering in properties. The Company intends to borrow up to the maximum amount available from its lenders, thus increasing the number of properties that the Company can acquire as well as enhancing the yield to the Company. GK Development's experience with prior real estate programs with similar commercial rental properties has been that lender's preferences will be to make loans with an approximately 60-70% loan-to-value ratio in respect to the properties in the class targeted by the Company. Therefore, the Company believes that its aggregate loan-to-value on its portfolio will be approximately 65%.

GK Development may choose to refinance the Company's properties during the term of a loan. The benefits of refinancing may include an increased cash flow resulting from reduced debt service requirements, thus an increase in cash available for payments under the Bonds, and an increase in property ownership if refinancing proceeds are reinvested in real estate.

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Investments in Real Estate Mortgages

Our business objectives emphasize equity investments in commercial rental property. Although we do not presently intend to invest in mortgages or deeds of trust, other than in a manner that is ancillary to an equity investment, we may elect, in our discretion, to invest in mortgages and other types of real estate interests, including, without limitation, participating or convertible mortgages. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Investment in Other Securities

Other than as described above, we do not intend to acquire any additional securities such as bonds, preferred stocks or common stock, for investment purposes. From time to time, we may elect to acquire properties through co-investment or joint venture structures. In such an instance, we intend to structure such investments so that we maintain control of the property owning subsidiary.

Investment Company Act Considerations

We intend to conduct our operations so that the Company and our subsidiaries are each exempt from registration as an investment company under the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an "investment company" if:

•	pursuant to Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and

•

pursuant to Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire "investment securities" having a value exceeding 40% of the value of its total assets on an unconsolidated basis. "Investment securities" does not include U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to conduct our operations so that the Company and most, if not all, of its wholly-owned and majority-owned subsidiaries own or proposes to acquire "investment securities" having a value of not more than 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. We will continuously monitor our holdings on an ongoing basis to determine the compliance of the Company and each wholly-owned and majority-owned subsidiary with this test. We expect that most, if not all, of the Company's wholly-owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute "investment securities." We believe that the Company and most, if not all, of its wholly-owned and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither the Company nor any of its wholly-owned or majority-owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, the Company and its subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, the Company and its subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

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We will classify our assets for purposes of the Investment Company Act, including our 3(c)(5)(C) exclusion, in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the 55%/80% tests, we will classify the assets in which we invest as follows:

•

Real Property. Based on the no-action letters issued by the SEC staff, we will classify our fee interests in real properties as qualifying assets. In addition, based on no-action letters issued by the SEC staff, we will treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions affecting the joint venture; otherwise, such investments will be classified as real estate-related assets. We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control.

•

Securities. We intend to treat as real estate-related assets debt and equity securities of both non-majority owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets or real estate-related assets.

•

Loans. Based on the no-action letters issued by the SEC staff, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are "fully secured" by an interest in real estate at the time we originate or acquire the loan. However, we will consider loans with loan-to-value ratios in excess of 100% to be real estate-related assets. We will treat our mezzanine loan investments as qualifying assets so long as they are structured as "Tier 1" mezzanine loans in accordance with the guidance published by the SEC staff in a no-action letter that discusses the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.

We will classify our investments in construction loans as qualifying assets, as long as the loans are "fully secured" by an interest in real estate at the time we originate or acquire the loan. With respect to construction loans that are funded over time, we will consider the outstanding balance (i.e., the amount of the loan actually drawn) as a qualifying asset. The SEC staff has not issued no-action letters specifically addressing construction loans. If the SEC staff takes a position in the future that is contrary to our classification, we will modify our classification accordingly.

Consistent with no-action positions taken by the SEC staff, we will consider any participation in a whole mortgage loan, including B-Notes, to be a qualifying real estate asset only if: (1) we have a participation interest in a mortgage loan that is fully secured by real property; (2) we have the right to receive our proportionate share of the interest and the principal payments made on the loan by the borrower, and our returns on the loan are based on such payments; (3) we invest only after performing the same type of due diligence and credit underwriting procedures that we would perform if we were underwriting the underlying mortgage loan; (4) we have approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (5) if the loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time with or without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

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We will base our treatment of any other investments as qualifying assets and real estate-related assets on the characteristics of the underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and we will make these determinations in a manner consistent with guidance issued by the SEC staff.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of the Company and its subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our Company or each of our subsidiaries.

A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the Section 3(c)(5)(C) exclusion, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.

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DESCRIPTION OF REAL ESTATE

The real estate described below is not owned by the Company. However, the equity interests in the real estate described below are subject to the Initial Forced Sale Agreements and the proceeds of any sale of such equity interests may be used to repay our Bondholders.

Lakeview Square

The Company does not own Lakeview Square, but equity interests that indirectly own a percentage of the property owner's parent will be subject to the Initial Forced Sale Agreement to the Company by certain individuals and entities. See "Description of Bonds - Certain Covenants" for more information. This description should be used by potential investors to determine the risks of the Company defaulting under terms of the Indenture and the Bonds.

Lakeview Square is located at the intersection of Interstate 94 and Michigan State Route 66, approximately four miles south of downtown Battle Creek, Michigan. As of the 2010 census, Battle Creek had a population of approximately 52,000, while the Battle Creek metropolitan area, comprising all of Calhoun county, had a population of approximately 136,000. The headquarters of Kellogg Company, a multinational food company, is located in Battle Creek.

Lakeview Square has approximately 551,228 square feet of space, of which 291,593 square feet is owned by the following anchor tenants: Sears, JCPenney and Macy's. Of the remaining leasable space, 79.49% is currently under lease. The total operating revenue for Lakeview Square for the year ended December 31, 2014 was approximately $5,165,700 net operating income before depreciation and amortization was approximately $2,059,600, and net income was $997,500, each determined in accordance with GAAP and excludes financial  information attributable to the portion of Lakeview Square owned by unaffiliated third-parties . Lakeview Square's largest tenants, by annual rent for the fiscal year ended December 31, 2014, were: Barnes & Noble, GKC Theaters, Dunham's Sports, Encore Shoes, Fred Meyer Jewelers, Buffalo Wild Wings, Buckle, Zales Jewelers, and Pearle Vision.

The Lakeview Equity consists of the equity interests of Garo Kholamian and GKPI I Partners (Lakeview Square), LLC, or GKPI, in GK Preferred Income Investments I, LLC, or GK Preferred, the sole member of Lakeview Square, LLC, or the Owner, the sole owner of Lakeview Square. As of the date of this Offering Circular, Garo Kholamian and GKPI collectively own 72% of GK Preferred.  Mr. Kholamian and GKPI will provide Cash Flow Loans in amounts up to all of the distributions they collectively receive from the Lakeview Equity. No distributions were made to Mr. Kholamian or GKPI from Lakeview Equity during the fiscal year ended December 31, 2014. In the fiscal year ended December 31, 2015, Mr. Kholamian and GKPI received distributions totaling $1,364,211 from GK Preferred.

Lakeview Equity, as 72% owner of GK Preferred, sole owner of Owner, owner of Lakeview Square, has equity valued at 72% of the overall equity in Lakeview Square, which is also the value of its equity attributable to the Company and available under the Initial Forced Sale Agreements. As determined by an appraisal dated of August 15, 2015, the overall equity in Lakeview Square has a value of $10,211,927; which provides $7,352,587 of equity attributable to the Company and available under the Initial Forced Sale Agreements.

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Ridgmar Mall

The Company does not own Ridgmar, but equity interests that indirectly own a percentage of the property will be subject to the Initial  Forced Sale Agreement to the Company by certain individuals and entities. See "Description of Bonds - Certain Covenants" for more information. The description should be used by potential investors to determine the risks of the Company defaulting under terms of the Indenture and the Bonds.

Ridgmar is a commercial rental mall located just minutes from downtown Fort Worth, Texas on Interstate 30. This strategic location leaves Ridgmar positioned to draw from an overall trade area of 741,841 people in some 267,078 households, with a median age of 35.1 years. The population in this market is projected to grow 9.82% over the next five years. This in conjunction with the relatively high average household incomes ($63,983) in the area provides Ridgmar with a significant customer base.

Ridgmar consists of 1,235,515 square feet of space, of which 836,675 square feet is owned by the following anchor tenants: Dillard's, JCPenney, Macy's and Neiman Marcus. Of the remaining space, 74.66% is currently under lease. The total operating revenue for Ridgmar Mall for the year ended December 31, 2014 was approximately $12,134,400 net operating income before depreciation and amortization was approximately $5,829,000, and net loss was approximately $2,045,200, each determined in accordance with GAAP and excludes financial information attributable to the portion of Ridgmar owned by unaffiliated third-parties.

The Ridgmar Equity consists of the 100% equity interest of  1551 Kingsbury Partners, L.L.C. in 1551 Kingsbury Partners Senior Mezz, LLC, Senior Mezz, the sole owner of 1551 Kingsbury Partners SPE, LLC, the Owner, possessing a 12.5% TIC ownership interest in Ridgmar. As a result,  1551 Kingsbury Partners, L.L.C will provide Cash Flow Loans in amounts up to all of the distributions it receive s from the Ridgmar Equity. In the fiscal years ended December 31, 2014 and 2015, 1551 Kingsbury Partners, L.L.C. received distributions totaling $ 193,537 and $48,781, respectively , from Ridgmar Equity .

Ridgmar Equity, as sole owner of Senior Mezz, sole owner of Owner, possessing a 12.5% TIC ownership interest in Ridgmar, has equity valued at 12.5% of the overall equity in Ridgmar, which also the value of its equity attributable to the Company and available under the Initial Forced Sale Agreements. As determined by an appraisal dated August 15, 2015, the overall equity in Ridgmar has a value of $39,891,089; which provides $4,986,386 of equity attributable to the Company and available under the Initial Forced Sale Agreements.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Bonds, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Code, current, temporary and proposed U.S. Treasury regulations issued under the Code, or collectively the Treasury Regulations, the legislative history of the Code, IRS rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Bonds. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, including, without limitation:

•	a broker-dealer or a dealer in securities or currencies;

•	an S corporation;

•	a bank, thrift or other financial institution;

•	a regulated investment company or a real estate investment trust;

•	an insurance company

•	a tax-exempt organization;

•	a person subject to the alternative minimum tax provisions of the Code;

•	a person holding the Bonds as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	a partnership or other pass-through entity;

•	a person deemed to sell the Bonds under the constructive sale provisions of the Code;

•	a U.S. person whose "functional currency" is not the U.S. dollar; or

•	a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the Bonds in this offering for cash and that hold the Bonds as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

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As used herein, "U.S. Holder" means a beneficial owner of the Bonds that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Bonds, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Bonds.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Bonds or that any such position would not be sustained.

THIS SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the Bonds in accordance with such holder's method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Bonds

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of a Bond equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefore (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder's income) and the U.S. Holder's adjusted tax basis in the Bond. A U.S. Holder's adjusted tax basis in a Bond (or a portion thereof) generally will be the U.S. Holder's cost therefore decreased by any payment on the Bond other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the Bond has been held for more than one year, such capital gain may be subject to reduced federal income tax rates. The deductibility of capital losses is subject to certain limitations.

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Medicare Tax

Certain individuals, trusts and estates are subject to a Medicare tax of 3.8% on the lesser of (i) "net investment income", or (ii) the excess of modified adjusted gross income over a threshold amount. Net investment income generally includes interest income and net gains from the disposition of Bonds, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the Medicare tax on their ownership and disposition of Bonds in light of their individual circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the Bonds or proceeds upon the sale or other disposition of such Bonds (including a redemption or retirement of the Bonds). Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual is ordinarily his or her social security number;

•	the IRS notifies the payor that such holder furnished an incorrect TIN;

•	in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends;

•

in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding; or

•	such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder's U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders are encouraged to consult their tax advisors.

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DESCRIPTION OF BONDS

This description sets forth certain terms of the Bonds that we are offering pursuant to this Offering Circular. In this section, we use capitalized words to signify terms that are specifically defined in the Indenture to be dated as of the first Closing Date, by and between us and UMB Bank, as trustee and collateral agent, or the trustee. This section contains definitions of certain capitalized terms that are used herein. We refer you to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this Offering Circular for which no definition is provided.

Because this section is a summary, it does not describe every aspect of the Bonds or the Indenture. We urge you to read the Indenture because that document and not this summary defines your rights as a Bondholders. Please review a copy of the Indenture. You may obtain a copy of the Indenture from us without charge. See "Where You Can Find More Information" for more information. You may also review the Indenture at the trustee's corporate trust office at 1670 Broadway, Denver, Colorado 80202.

Ranking

The Bonds will be our direct, senior unsecured obligations and will:

•	rank equally with each other and with all of our existing and future unsecured and unsubordinated indebtedness outstanding from time to time;

•	rank senior to all of our future indebtedness that by its terms is expressly subordinate to the notes;

•	effectively rank junior to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•

effectively be structurally subordinated to all existing and future indebtedness and other obligations of each of our subsidiaries, including the claims of mortgage lenders holding secured indebtedness, as to the specific property receiving each lender's mortgage and other secured indebtedness.

Manner of Offering

The offering is being made on a best-efforts basis through JCC Advisors, LLC, our Managing Broker-Dealer, as well as other selected dealers, or Selling Group Members. Our Managing Broker-Dealer, nor any Selling Group Member, will be required to purchase any of our Bonds.

Interest and Maturity

The Bonds will mature on June 30, 2021 and will bear interest at a fixed rate of 7% per annum. Interest on the Bonds will be paid monthly beginning on the 15th day of the second month following.

THE REQUIRED INTEREST PAYMENTS AND PRINCIPAL PAYMENT ARE NOT A GUARANTY OF ANY RETURN TO YOU NOR ARE THEY A GUARANTY OF THE RETURN OF YOUR INVESTED CAPITAL. While our company is required to make the Interest Payments and Principal Payment as described in the Indenture and above, we do not intend to establish a sinking fund to fund such payments. Therefore, our ability to honor these obligations will be subject to our ability to generate sufficient cash flow or procure additional financing in order to fund those payments. If we cannot generate sufficient cash flow or procure additional financing to honor these obligations, we may be forced to sell some or all of our company's assets to fund the payments, or we may not be able to fund the payments in their entirety or at all. If we cannot fund the above payments, Bondholders will have claims against us with respect to such violation.

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Optional Redemption

We may redeem the Bonds in whole or in part, at any time. If we plan to redeem our Bonds, we are required to give notice of redemption not less than 30 days nor more than 60 days prior to any date of redemption, the Redemption Date, to each Bondholder's address appearing in the securities register maintained by the trustee. In the event we elect to redeem less than all of the Bonds, the particular Bonds to be redeemed will be selected by the trustee by such method as the trustee shall deem fair and appropriate.

If the Redemption Date is on or before June 30, 2018, the Company will pay the Bondholder an amount equal to 1.02 times the Price to Public for each Bond being redeemed at that time. If the Redemption Date is after June 30, 2018 but on or before June 30, 2019, the Company will pay the Bondholder 1.015 times to the Price to Public for each Bond redeemed at that time. If the Redemption Date is after June 30, 2019 but on or before June 30, 2020, the Company will pay the Bondholder 1.01 times to the Price to Public for each Bond redeemed at that time. If the Redemption Date is after June 30, 2020, the Company will pay the Bondholder the Price to Public for each Bond redeemed at that time.

Merger, Consolidation or Sale

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the successor entity, if other than us:

•	is organized and existing under the laws of the United States of America or any United States, or U.S., state or the District of Columbia; and

•	assumes all of our obligations to perform and observe all of our obligations under the Bonds and the Indenture;

and provided further that no Event of Default (as defined below) shall have occurred and be continuing.

Except as described below under "- Certain Covenants - Offer to Repurchase Upon a Change of Control Repurchase Event," the Indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the Indenture does not contain any provision which would protect the Holders of notes against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Certain Covenants

Equity-Bond Ratio and Forced Sale Agreements

The Bonds will be unsecured; however the Company will be required to comply with the Equity-Bond Ratio covenant by owning real property with aggregate equity value of at least 70% of the outstanding principal of the Bonds, or the Equity-Bond Ratio. The equity subject to Forced Sale Agreements will also be included in the Equity-Bond Ratio. For properties acquired, directly or indirectly, by the Company, the equity value for purposes of the Equity-Bond Ratio will initially be the equity invested into the applicable property. Each acquired property will be required to be appraised, by an independent third party appraiser, annually during the term of the Bonds, and, following any such appraisal, the Company's equity value from a newly appraised property will be adjusted to equal the appraised value of the property less the outstanding indebtedness secured by such property and multiplied by the Company's ownership interest in the applicable property, in the event we acquire a partial interest in any property.

For the first year following the first Closing Date, the Company will be a party to the Initial Forced Sale Agreements with UMB Bank and certain of GK Development's affiliates. Under those agreements, the trustee will be able to force the sale of the Ridgmar Equity and Lakeview Equity as a remedy if the Company defaults on the Bonds, the Trustee (or the Bondholders if permitted) accelerates the maturity of the Bonds, and the Company is otherwise unable to pay off the Bonds. During the pendency of the Forced Sale Agreements, the value of the Ridgmar Equity and Lakeview Equity, $4,986,386 and $7,352,587, as determined by an appraisal dated August 15, 2015, respectively, and any other equity interest subject to a Forced Sale Agreement shall be included in the equity of the Company for the purposes of calculating the Equity-Bond Ratio. The Initial Forced Sale Agreements shall terminate automatically on the first anniversary of the first Closing date of this offering, and will also terminate if the real property underlying the applicable Initial Forced Sale Agreement is sold to a third party. However, the parties to the Initial Forced Sale Agreements may extend them at their discretion (subject to approval of the trustee). In order to comply with the Equity-Bond Ratio, the Company may, with the trustee's reasonable approval, enter into Additional Forced Sale Agreements, in substantially similar form as the Initial Forced Sale Agreements, with affiliates of GK Development.

As with all non-payment defaults, the Company will have a 120-day cure period to cure any breach of the Equity-Bond Ratio covenant before a default may be declared relative to such covenant. Any cure may be made by either acquiring additional property or entering into additional Forced Sale Agreements.

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Cash Coverage Ratio and Cash Flow Loans

While any Bonds remain outstanding, the Indenture provides that the Company will maintain cash and cash equivalents, as defined by GAAP, equal to at least 120% of the Company's Bond Service Obligations for a period of three (3) months. The Company will be required to make monthly reports of its cash and cash equivalents to the trustee to ensure compliance with the Cash Coverage Ratio covenant. If the Company falls out of compliance with the Cash Coverage Ratio covenant, it will have 120 days to cure such non-compliance.

The Company has entered into loan agreements with the holders of the Lakeview Equity and the Ridgmar Equity, or the Cash Flow Lenders, whereby the Cash Flow Lenders are obligated to advance the Company up to the entirety of the monthly distributions to them from the Lakeview Equity and Ridgmar Equity, in order to enable the Company to meet the Cash Coverage Ratio covenant. Any such advances will be represented by a promissory note, subordinate to the Bonds, that will bear interest at the then in effect IRS imputed interest rate and will have the same maturity date as the Bonds. We will be required to represent to the Cash Flow Lenders (or any of them) that we require such a loan in order to comply with the Cash Coverage Ratio covenant in order to require such a loan. Prior to the Cash Flow Loans' maturity date, the Company may, but is not required, to make payments on the Cash Flow Loans at its discretion. At its discretion, the Company may enter into substantial similar arrangements with other affiliates of GK Development in order to provide cash to the Company to ensure compliance with the Cash Coverage Ratio covenant; provided, that the repayment of any loan from an affiliate of GK Development to the Company shall be subordinate to the Bonds.

Offer to Repurchase Upon a Change of Control Repurchase Event

"Change of Control Repurchase Event" means (A) the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the membership units entitling that person to exercise more than 50% of the total voting power of all the membership units entitled to vote in meetings of the Company (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (B) following the closing of any transaction referred to in subsection (A), neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange, or the NYSE, the NYSE Amex Equities, or the NYSE Amex, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the Nasdaq Stock Market.

If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the notes as described under "- Optional Redemption of the Notes," we will make an offer to each Bondholder to repurchase all or any part of that Bondholder's notes at a repurchase price equal to 1.02 times the Price to Public if on or before June 30, 2018, 1.015 times the Price to Public if such event occurs after June 30, 2018 but on or before the June 30, 2019, 1.01 times the Price to Public if such event occurs after June 30, 2019 but on or before June 30, 2020, and at the Price to Public if such event occurs after June 30, 2020, plus any accrued and unpaid interest to, but not including the repurchase date.

Reports

We will furnish the following reports to each Bondholder:

Reporting Requirements under Tier II of Regulation A. Following this Tier II, Regulation A bond offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

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Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31st, our manager will cause to be mailed or made available, by any reasonable means, to each Bondholder as of a date selected by the manager, an annual report containing financial statements of the Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, Company equity and cash flows, with such statements having been audited by an accountant selected by the manager. The manager shall be deemed to have made a report available to each Bondholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and such report is publicly available on such system or (ii) made such report available on any website maintained by the Company and available for viewing by the Bondholders.

Insurance

We will, and will cause each of our subsidiaries to, keep all of its insurable property insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having an A.M Best policy holder's rating of not less than A-V.

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon the income, profits or property of us or any subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of us or any subsidiary; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

Event of Default

The following are Events of Default under the Indenture with respect to the Bonds:

•	default in the payment of any interest on the Bonds when due and payable, which continues for thirty (30) days, a Cure Period;

•	default in the payment of any principal of or premium on the Bonds when due, which continues for thirty (30) days, a Cure Period;

•

default in the performance of any other obligation or covenant contained in the Indenture or in this Offering Circular for the benefit of the Bonds, which continues for one hundred twenty (120) days after written notice, a Cure Period;

•	specified events in bankruptcy, insolvency or reorganization of us; and

•

any final and non-appealable judgment or order for the payment of money in excess of $25,000,000 singly, or in the aggregate for all such final judgments or orders against all such Persons shall be rendered against us or any Significant Subsidiary and shall not be paid or discharged.

Book-entry and other indirect Bondholder should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or rescind an acceleration of maturity.

Annually, within 120 days following December 31st while the Bonds are outstanding, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture, or else specifying any Default and the nature and status thereof. We will also deliver to the trustee a written notification of any uncured Default within 30 days after we become aware of such uncured Default.

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Remedies if an Event of Default Occurs

Subject to any respective Cure Period, if an Event of Default occurs and is continuing, the trustee or the Bondholders of not less than a majority in aggregate principal amount of the Bonds may declare the principal thereof, premium, if any, and all unpaid interest thereon to be due and payable immediately. In such event, the trustee will have the right force us to sell any real property held by us or any subsidiary of ours that we have the unilateral right to cause it to sell its assets. We will be required to contribute the proceeds of any such sale to the repayment of the Bonds. With respect to subsidiaries for which we do not have the unilateral right to sell their assets (for example, if we acquire a property in a joint venture), the trustee has the right to force us to sell our equity in such subsidiary in order to repay the Bonds.

If the sale of our assets is insufficient to repay all obligations under the Bonds, then the trustee will also have the right to force the sale of any equity interest or property then subject to a Forced Sale Agreement.

At any time after the trustee or the Bondholders have accelerated the repayment of the principal, premium, if any, and all unpaid interest on the Bonds, but before the trustee has obtained a judgment or decree for payment of money due, the Bondholders of a majority in aggregate principal amount of outstanding Bonds may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

The Bondholders of a majority in principal amount of the outstanding Bonds may waive any default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the Bonds; or

•	in an obligation contained in, or a provision of, the Indenture which cannot be modified under the terms of the Indenture without the consent of each Bondholder

The Bondholders of a majority in principal amount of the outstanding Bonds may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Bonds, provided that (i) such direction is not in conflict with any rule of law or the Indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the Bondholders not joining therein. Subject to the provisions of the Indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the Indenture at the direction of the Bondholders, the trustee is entitled to receive from those Bondholders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A Bondholder will have the right to institute a proceeding with respect to the Indenture or for any remedy under the Indenture, if:

•	that Bondholder previously gives to the trustee written notice of a continuing Event of Default in excess of any Cure Period,

•	the Bondholders of not less than a majority in principal amount of the outstanding bonds have made written request;

•	such Bondholder or Bondholders have offered to indemnify the trustee against the costs, expenses and liabilities incurred in connection with such request;

•

the trustee has not received from the Bondholders of a majority in principal amount of the outstanding Bonds a direction inconsistent with the request (it being understood and intended that no one or more of such Bondholders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Bondholders, or to obtain or to seek to obtain priority or preference over any other of such Bondholders or to enforce any rights under the Indenture, except in the manner herein provided and for equal and ratable benefit of all Bondholders); and

•	the trustee fails to institute the proceeding within 60 days.

However, the Bondholder has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Bond on the respective due dates (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Bondholder.

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How to Invest

Book-Entry, Delivery and Form

We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

The Bonds will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC's nominee).

So long as DTC or its nominee is the registered owner of the global securities representing the Bonds, DTC or such nominee will be considered the sole owner and holder of the Bonds for all purposes of the Bonds and the Indenture. Except as provided below, owners of beneficial interests in the Bonds will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the Bonds in definitive form and will not be considered the owners or holders under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a Bond must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a Bondholder.

Unless and until we issue the Bonds in fully certificated, registered form under the limited circumstances:

•	you will not be entitled to receive a certificate representing your interest in the Bonds;

•	all references in this Offering Circular to actions by Bondholders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this Offering Circular to payments and notices to Bondholders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Bonds, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the Bonds. The Bonds will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a "banking organization" under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a "clearing corporation" under the New York Uniform Commercial Code; and

•	a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

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DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of Bonds under DTC's system must be made by or through direct participants, which will receive a credit for the Bonds on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Bonds, except as provided under "Certificated Notes."

To facilitate subsequent transfers, all Bonds deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Bonds. DTC's records reflect only the identity of the direct participants to whose accounts such Bonds are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee, nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Bonds to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Bonds. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the Indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. In addition, we and the trustee under the Indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a Bondholder under the Indenture, and you can only exercise the rights of a Bondholder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Bond if one or more of the direct participants to whom the Bond is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the Bonds as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge Bonds to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Bonds.

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The Trustee

UMB Bank has agreed to be the trustee under the Indenture. The Indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us and our affiliates.

The Indenture provides that in case an event of default specified in the Indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee.

The trustee may resign at any time, or may be removed by the holders of a majority of the principal amount of then-outstanding Bonds. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee or the trustee's ineligibility to serve as trustee under the Trust Indenture Act of 1939, as amended, we may remove the trustee or a court of competent jurisdiction may remove the trustee upon petition of a holder of certificates. However, no resignation or removal of the trustee may become effective until a successor trustee has been appointed.

Registrar and Paying Agent

We have designated the DTC as the registrar and paying agent for the Bonds. Payments of interest and principal will be made, and the Bonds will be transferable, at the office of the paying agent, or at such other place or places as may be designated pursuant to the Indenture. For Bonds which we issue in book-entry form evidenced by a global security, payments will be made to a nominee of the depository.

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LEGAL PROCEEDINGS

There are currently no legal proceedings involving the Company.

On December 23, 2015, the Secretary of State of the State of Illinois entered a consent order censuring GK Development, Inc., our manager, and Garo Kholamian, the President, sole director and sole shareholder of our manager for violation of the Illinois Securities Act related to certain previous private offerings.  The Illinois Secretary of State stated in the order that it is not intended to trigger or otherwise result in disqualification from the usage of Regulation A or Regulation D.  The Illinois Secretary of State alleged failures of risk disclosure in those offerings based upon the actual performance of those programs and to disclose certain prior performance information considered required by the Illinois Secretary of State.  Our manager and Mr. Kholamian disputed these allegations but, nevertheless, on December 22, 2015 stipulated to the entry of the consent order to settle this matter without any admission of the veracity of the alleged facts or conclusions of law of the Illinois Secretary of State.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners (5% or more)

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Class A/Class B	Garo Kholamian(1)	71.519% Membership Interest	51.038% (Class A)
92.000% (Class B)

Class A/Class B	Nancy Kholamian(2)	19.519% Membership Interest	31.038% (Class A)
8.000% (Class B)

Security Ownership of Management

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Class A/Class B	Garo Kholamian	71.519% Membership Interest	51.038% (Class A) 92.000% (Class B)

___________________

(1)     Held by Garo Kholamian individually and through the Garo Kholamian Revocable Trust, the Kholamian Family Insurance Trust, and GK Corporate Partners, LLC.

(2)     Held by Nancy Kholamian individually and through the Nancy Kholamian Revocable Trust.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information on the directors and executive officers of GK Development. The Company is managed by GK Development, its sole manager. Consequently, the Company does not have its own separate directors or executive officers.

Name	Age	Position with the Company	Director/Officer Since

Garo Kholamian	57	President and Sole Director	1995
Sherry Mast	48	Principal - Leasing	1997
Gregory C. Kveton	59	Principal - Development	2002
Susan Dewar	57	Senior Vice President - Acquisitions	2004
Matt Leiter	43	Senior Vice President - Equity Markets	2011
Melissa Pielet	50	Principal - Equity Markets	2013
RaeAnn Overberg	52	Senior Vice President - Operations	2004
Michael Sher	58	Chief Financial Officer	2015

Executive Officers

Set forth below is biographical information for GK Development's executive officers.

Garo Kholamian, age 57, is the President, sole Director and sole shareholder of GK Development. Since the formation of the GK Development in 1995, Mr. Kholamian and his affiliates have acquired and developed over 120 million square feet of commercial property including apartments, office and commercial rental. Prior to forming GK Development, Mr. Kholamian was Senior Vice President of Development for Homart Development Co., the real estate development arm of Sears Roebuck, specializing in regional shopping malls, power centers and office buildings. At Homart, Mr. Kholamian was responsible for site selection, negotiation and project development and management of Homart's community shopping centers, including over 2.2 million square feet of commercial rental space in the Midwest and Florida. Before managing the development of these centers, Mr. Kholamian assisted in the development of 1.5 million square feet of regional malls and 1.1 million square feet of office space throughout the U.S. for Homart. Mr. Kholamian received his Master's Degree in Business Management from Loyola University of Chicago in 1985 and his Bachelor's Degree in Architecture from the Illinois Institute of Technology in 1981. He is a member of the International Council of Shopping Centers and a licensed real estate broker in Illinois.

Sherry Mast, age 48, is the Principal - Leasing at GK Development. Ms. Mast joined GK Development in 1997 and, prior to taking over leasing, established property management and financial systems for GK Development. Ms. Mast is responsible for leasing of the company's entire portfolio and manages outside broker relationships, as well as day-to-day leasing activity. Prior to joining GK Development, Ms. Mast was Marketing Manager for Karp's, a nationally recognized bakery supply company. There she was responsible for new product development, creating bakery supply solutions for national retailers. From joining that company in 1992, Ms. Mast was involved in the creation of new products and worked closely with national clients, including Starbucks Coffee, Wal-Mart, Dominick's Finer Foods and American Superstores. Prior to joining Karp's, Ms. Mast was Quality Assurance Associate for Hyatt Hotel Corporation from 1989 through 1992. There she assisted in improving customer relations and maintaining Hyatt's industry-leading service standards. Ms. Mast received her Bachelor's Degree in Corporate Communications from Northern Illinois University. She is a member of the International Council of Shopping Centers and is a registered real estate salesperson in Illinois.

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Gregory C. Kveton, age 59, is the Principal - Development at GK Development. He joined GK Development in 2002 to spearhead the company's ground-up development team by identifying opportunities in emerging growth markets. He also directs new development and ongoing capital construction. During his tenure, GK Development has specialized in projects that deliver steady, increasing value for GK Development's investors, tenants and community. Previously, Greg was Senior Vice President - Operations with fiscal and operation responsibility for GK Development's portfolio. Before he joined GK Development, he was Vice President of Asset Management in the commercial rental group of Lend Lease Real Estate Investments, where he was responsible for project oversight for power center development in the western United States. At Homart Development Company, the real estate development arm of Sears Roebuck, Greg was National Director of the Community Centers group, where he oversaw asset and property management for the company's power and community centers portfolio. Greg graduated from Iowa State University with a Bachelor of Science degree in Business Administration, and holds both the Certified Shopping Center Manager and Certified Retail Property Executive designations from the International Council of Shopping Centers (ICSC).

Susan Dewar, age 57, is the Senior Vice President - Acquisitions at GK Development. Susan joined GK Development in 2004, enriching the team with her extensive background in commercial, office and industrial real estate. Susan is responsible for reviewing and assessing each potential acquisition for GK Development. She has been actively involved in the acquisition and financing of several regional malls, including a portfolio of four malls totaling more than 1.74 million square feet. She was previously involved in obtaining financing for several of GK Development's properties, and maintains a presence in both the local and national banking communities. Previously, Susan was Vice President of Real Estate for the Elmer J. Krauss Organization, at the time, the largest industrial real estate owner in the State of Florida. While with Krauss, she oversaw more than 30 acquisition/disposition transactions in a 3-year period, including all due diligence and financing. In addition, she was responsible for all property and asset management for the entire portfolio. Susan attended the University of Houston, focusing on Business and Real Estate, and is a licensed real estate broker in the State of Florida. She is a member of the International Council of Shopping Centers (ICSC), a Certified Property Manager, and a 20-year member of the Institute of Real Estate Management.

Matt Leiter, age 43, is the Senior Vice President - Equity Markets at GK Development. Matt manages legacy investments and its investors. Matt also structures new investment products for distribution to Broker Dealers, Family Offices, and Institutional investors. Matt manages and monitors the financial performance of the company's four equity funds and seven single-asset real estate investment offerings. He has also selected and managed GK's National Sales, Key Accounts and Wholesaling team, leading them to more than $50 million raised in less than two-years, allowing for the purchase or recapitalization of more than $150 million of real estate assets. Before joining GK Development, he was General Manager at the Leiter Group, a Florida real estate development firm with a focus on mixed-use multi-family public/private projects. There he led in managing and developing projects with a combined value of over $300 million. He also has experience as the Chief Operating Officer of a European software company and as a sales manager at Caterpillar, Inc., where he worked for six years. Matt received his Bachelor of Science degree from the University of Illinois at Champaign - Urbana and his Masters of Business Administration from the University of Chicago.

Melissa Pielet, age 50, is the Principal - Finance at GK Development. Melissa arranges financing for all of GK Development's acquisitions and developments. She procures first mortgage debt, mezzanine debt and preferred equity for GK Development's portfolio. This includes construction loans, bridge loans and permanent loans. She is also responsible for ongoing communication with lenders on all GK-owned assets. Before joining the GK Development team, Melissa was a Principal and Executive Vice President of finance for 26 years with HSA Commercial. There she was responsible for financing the development and acquisition of over 67 million square feet of real estate with a market value of over $2.5 billion. This included industrial, commercial, office, medical office, senior living, hotels and vacant land. During her tenure at HSA, Melissa oversaw communication with lenders for all ongoing needs related to HSA Commercial's 16 million square feet of owned assets, including negotiation various loan restructures to benefit ownership. She also arranged financing for various third-party borrowers, including all of GK Development's acquisitions and developments. Melissa attended the University of Wisconsin, studying real estate and marketing. She is a member of the International Council of Shopping Centers (ICSC) and is licensed as a real estate broker in the state of Illinois.

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RaeAnn Overberg, age 52, is the Senior Vice President - Operations at GK Development. RaeAnn brings the GK Development more than 20 years' experience in leasing, facilities management, marketing, and site selection of commercial and commercial rental properties. Currently, RaeAnn oversees operations and has fiscal responsibility for GK Development's portfolio of more than 6 million square feet of space. She is responsible for managing revenue and capital projections, physical property condition, and shopper marketing programs to meet the changing needs of the portfolio. RaeAnn was previously Director of Specialty Leasing; in 2004 she initiated the specialty leasing program for GK Development's regional mall acquisitions. Before joining GK Development, RaeAnn worked for DHL Airways as Director of Corporate Services. She has also held positions in office building development and mall management for Homart Development Company, the real estate development arm of Sears Roebuck. RaeAnn graduated from DePauw University in Greencastle, Indiana with a Bachelor of Arts degree in Communications and Business. She is a member of the International Council of Shopping Centers (ICSC) and holds both their Certified Shopping Center Manager designation and Certified Retail Executive designation.

Michael Sher, age 58, is the Chief Financial Officer of GK Development Inc. Michael joined GK bringing over 30 years of experience including public accounting, specializing in audit, tax and consulting services within the real estate industry. Michael has a wide breadth of audit experience including managing the audits of large real estate portfolios encompassing all asset classes; privately offered real estate syndications; and entities with troubled loan and real estate-owned portfolios. Prior to joining GK, Michael was a partner with McGladrey LLP and served as the Chief Financial Officer of a multifamily real estate developer, Mesa Development Corporation based in Chicago, Illinois. Mesa Development has developed over $400,000,000 of multifamily real estate. As CFO, Michael was responsible for all aspects of the finance department including the reporting process, investor and lender relations, treasury, tax and compliance. Michael's education includes a Bachelor of Science in Accounting and a Master's of Science in Taxation from the University of the Witwatersrand, Johannesburg, South Africa. Michael is a Certified Public Accountant and member of American Institute of Certified Public Accountants and the Illinois CPA Society.

Directors

Garo Kholamian is the sole shareholder and director of GK Development.

50

EXECUTIVE COMPENSATION

The Company does not have executives. It is operated by a sole manager, GK Development. See "Compensation of the Manager and its Affiliates" for a list of fees payable to GK Development and/or its affiliates.

51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Forced Sale Agreements

For the first year following the first Closing Date, the Company will be a party to the Initial Forced Sale Agreements with UMB Bank and certain of GK Development's affiliates. Under those agreements, the trustee will be able to force the sale of the Ridgmar Equity and Lakeview Equity as a remedy if the Company defaults on the Bonds, the Trustee (or the bondholders if permitted) accelerates the maturity of the Bonds, and the Company is otherwise unable to pay off the Bonds. During the pendency of the Forced Sale Agreements, the value of the Ridgmar Equity and Lakeview Equity, $4,986,386 and $7,352,587, as determined by an appraisal dated August 15, 2015,  respectively, and any other equity interest subject to a Forced Sale Agreement shall be included in the equity of the Company for the purposes of calculating the Equity-Bond Ratio. The Initial Forced Sale Agreements shall terminate automatically on the first anniversary of the first Closing Date of this offering, and will also terminate if the real property underlying the applicable Initial Forced Sale Agreement is sold to a third party. However, the parties to the Initial Forced Sale Agreements may extend them at their discretion (subject to approval of the trustee). In order to comply with the Equity-Bond Ratio, the Company may, with the trustee's reasonable approval, enter into Additional Forced Sale Agreements, in substantially similar form as the Initial Forced Sale Agreements, with affiliates of GK Development.

Cash Flow Loans

The Company has entered into loan agreements with the holders of the Lakeview Equity and the Ridgmar Equity, or the Cash Flow Lenders, whereby the Cash Flow Lenders are obligated to advance the Company up to the entirety of the monthly cash flow to them from the Lakeview Equity and Ridgmar Equity, in order to enable the Company to meet the Cash Coverage Ratio covenant. Any such advances will be represented by a promissory note, subordinate to the Bonds, that will bear interest at the then in effect IRS impute interest rate and will have the same maturity date as the Bonds. We will be required to represent to the Cash Flow Lenders (or any of them) that we require such a loan in order to comply with the Cash Coverage Ratio covenant in order to require such a loan. The source of the Cash Flow Loans will be the distributions from GK Preferred and Senior Mezz to Lakeview Equity and Ridgmar Equity, respectively. Prior to the Cash Flow Loans' maturity date, the Company may, but is not required, to make payments on the Cash Flow Loans at its discretion. At its discretion, the Company may enter into substantial similar arrangements with other affiliates of GK Development in order to provide cash to the Company to ensure compliance with the Cash Coverage Ratio covenant; provided, that the repayment of any loan from an affiliate of GK Development to the Company shall be subordinate to the Bonds.

See "Selection, Retention and Custody of Company's Investments" and "Policies in Respect to Certain Transactions" for more information on related party transactions.

52

SELECTION, RETENTION AND CUSTODY OF COMPANY'S INVESTMENTS

GK Development, the Company's manager, or its affiliates will be responsible for all aspects of the management of the Company's assets. Through this management, GK Development or its affiliates will be entitled to the fees enumerated below:

Acquisition Fees. GK Development will be entitled to 2% of the purchase price of each property purchased from non-affiliated, third-party sellers for identifying, reviewing, evaluating, investing in and the purchase of real property acquisitions. These acquisition fees are payable by the Company regardless of whether the property ever generates positive cash flow.

Property Management Services Fee. Each property owned by the Company will be managed by a property manager, which may be GK Development or an affiliate of GK Development. For its services, the property manager will be paid property management fees, leasing compensation and other compensation on arm's-length terms and at competitive rates, provided that property management fees for any property may not exceed 5% of annual gross revenues from that property. The property management fees will be paid in arrears on a monthly basis. The property management fees are payable by the Company regardless of whether the property ever generates positive cash flow.

Disposition Fees. GK Development will receive 2% of the gross sale price from the disposition of each property by the Company. These disposition fees are payable by the Company regardless of whether the investment is sold at a gain or a loss.

Financing Fees. GK Development will be entitled to 2% of the principal amount of any financing in conjunction with the purchase or refinance of an asset. These financing fees are payable by the Company regardless of whether the asset generates positive cash flow.

Other Fees. GK Development may be entitled to certain additional, reasonable fees in association with other activities imperative to the operations of the Company. Such activities include, but are not limited to, property leasing, property development, and loan guarantees. GK Development will endeavor to determine such fees based upon benchmark market rates.

53

POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS

Conflicts Generally

GK Development has not established any formal procedures to resolve the conflicts of interest discussed below. Bondholders, therefore, will be dependent on the good faith of the respective parties to resolve conflicts equitably. Although GK Development will attempt to monitor these conflicts, it will be extremely difficult if not impossible to assure that these conflicts do not arise, and may, in certain circumstances, result in adverse consequences to the Company.

Specific Conflicts Inherent in the Company

As described below, certain conflicts of interest are inherent in an investment in the Company. By investing in this offering, each Bondholder will be deemed to have consented to these conflicts and to have agreed not to assert any claim that any such conflicts violate any duty owed by GK Development, the manager, or its affiliates to the Bondholders, except to the extent that such conflict results in liability under the Securities Act. These conflicts include those inherent to the business relationship between the Company and GK Development described in the preceding section. See "Selection, Retention and Custody of Company's Investments."

Property Purchased from GK Development and their Affiliates. The Company may acquire properties, or an interest therein, from GK Development, and/or its affiliates. These properties, or interests therein, may be acquired in exchange for any combination of cash, debt and/or equity in the Company. GK Development, or their affiliates, may derive a profit as a result of these acquisition transactions.

Other Activities. GK Development and its shareholder, director, officers and employees are not required to devote their full time to the business of the Company, and GK Development and its shareholder, director, officers and employees may have conflicts of interest in allocating management time between the Company and other activities of GK Development. However, GK Development is required to spend such time as is reasonably needed for the operations of the Company and as is consistent with the due care that a fiduciary would use in the conduct of an enterprise of a like character and with like aims. GK Development believes that it has sufficient staff to be fully capable of discharging its responsibilities to the Company. GK Development and its respective affiliates may have other business interests or may engage in other business ventures of any nature or description whatsoever, whether presently existing or created later, and whether or not competitive with the business of the Company or its affiliates. GK Development will have no right (including without limitation a right of first opportunity, first offer or first refusal with respect to any real estate investment presented to GK Development or any of their respective affiliates) by virtue of its participation in the Company in or to such ventures or activities or to the income or profits derived from them. To the extent GK Development or its affiliates already have an ownership interest in an existing property in a market in which the Company intends to acquire property, such other property may be in competition with the Company's investment for prospective tenants. Further, GK Development will have sole discretion to determine which among its affiliate's sponsored programs should purchase any particular property or make any other investment, or enter into a joint venture for the acquisition and operation of specific properties.

Co-Investments. GK Development has the right, in its sole discretion, to determine whether it or any of its affiliates may co-invest with the Company with respect to any particular property investment.

No Separate Representation of Bondholders by Counsel to the Company. Legal counsel for the Company does not represent the Bondholders in connection with the organization or business of the Company or this offering, and such counsel disclaims any fiduciary or attorney-client relationship with the Bondholders. Prospective investors should obtain the advice of their own legal counsel regarding legal matters.

54

COMPENSATION OF THE MANAGER AND ITS AFFILIATES

The following is a description of compensation that may be received by GK Development and its affiliates from the Company or in connection with the proceeds of this offering. These compensation arrangements have been established by GK Development and its affiliates and are not the result of arm's-length negotiations. Services for which the Company engages GK Development or its affiliates and which are not described below will be compensated at the market rate. Fees payable to GK Development or its affiliates in excess of the rate set forth in this section entitled "Compensation of the Manager and Its Affiliates" will require the consent of a majority of the Bonds. For this purpose, a Bondholder will be deemed to have consented with respect to its Bonds if he has not objected in writing within five (5) calendar days after the receipt of the consent request. GK Development or an affiliate may elect to waive or defer certain of these fees in its sole discretion. This table assumes that the maximum offering amount of $50,000,000 is sold in this offering.

Form of Compensation	Description	Estimated Amount of Compensation

Offering and Organization Stage:

Organization and Offering Expenses:	GK Development will be reimbursed for organization and offering expenses.	$275,000

Promotional Fee	GK Development will be paid a promotional fee for organizing the offering equal to 2% of the offering proceeds.	$1,000,000

Operating Stage:

Property Management Services Fee

In connection with the provision of property management services, GK Development, will receive an annual property management fee, of up to 5.0% of the monthly gross income from any property it manages. The property management fee will be paid in arrears on a monthly basis.

		Impractical to determine at this time.

Acquisition Fee:

GK Development will be entitled to 2% of the purchase price of each property purchased from non-affiliated, third-party sellers for identifying, reviewing, evaluating, investing in and the purchase of real property acquisitions. The Company does not anticipate acquiring any properties from non-affiliated, third-party sellers in the twelve (12) months following the qualification of this offering , and, therefore, does not expect to pay any acquisition fees during that time period. However, the Company has not yet entered any definitive agreements for the purchase of assets from affiliates.

		Impractical to determine at this time

Financing Fee:	GK Development will be entitled to 2% of the principal amount of any financing in conjunction with purchase or refinance of an asset.	Impractical to determine at this time

Disposition Fee:	GK Development will receive 2% of the gross sale price from the disposition of each property by the Company.	Impractical to determine at this time

Reimbursement of Expenses:	GK Development will be reimbursed by the Company for all costs incurred by GK Development and its affiliates when performing services on behalf of the Company.	Impractical to determine at this time.

Liquidation Stage:

Reimbursement of Expenses:

GK Development will be reimbursed by the Company for reasonable and necessary expenses paid or incurred by GK Development in the future in connection with the liquidation of the Company, including any legal and accounting costs to be paid from operating revenue.

		Impractical to determine at this time.

55

PRIOR PERFORMANCE SUMMARY

Prior Investment Programs

The information presented in this section represents the historical experience of real estate programs sponsored by GK Development. These are all private programs as GK Development has sponsored no public programs other than our Company. Investors in this offering should not assume that they will experience returns, if any, comparable to those experienced by investors in any of GK Development's prior programs. Investors who purchase Bonds will not acquire any ownership interest in any of the programs discussed in this section.

The Prior Performance Tables set forth information as of December 31, 2014 regarding certain of these prior programs regarding: (1) experience in raising and investing funds (Table I); (2) compensation to GK Development or its affiliates (separate and distinct from any return on its investment) (Table II); (3) annual operating results (Table III); and (4) results of completed programs (Table IV). Sales or disposals of properties (Table V) have been omitted because no transactions of this nature have been completed during the three years ended December 31, 2014 by programs with similar investment objectives. We will furnish copies of Table VI which shows acquisitions of properties by prior programs to any prospective investor upon request and without charge.

As of September 30, 2015, GK Development was the sponsor of eight private programs that had closed offerings in the prior ten years; none of which had investment objectives similar to our Company (see Tables I, II and III). Of the six prior private programs that closed offerings within the prior five years, we do not believe that any of them had similar investment objectives to the Company because: (i) four of the programs were equity programs designed to invest in a single, identified asset and (ii) the remaining two programs were notes programs designed to make loans to identified affiliates of GK Development.

As of September 30, 2015, the eight private programs of which GK Development was sponsor had raised in the aggregate $115.3 million in equity and debt capital from a total of 1,391 total investors, and acquired a total of twenty-six properties with an aggregate acquisition cost of approximately $ 600,000,000 . Of these eight programs, none have been completed.

As a percentage of acquisition costs, the diversification of these properties by geographic area is as follows:

Geographic Area	%

Midwest	57.26%
South	42.74%

All of the properties acquired by GK Development's prior programs are retail properties , which are commercial properties . Our manager 's prior programs have acquired no residential properties. Of the acquisitions of the prior programs, 2 % were new properties or developed by an affiliate and 98 % were used properties. The manager 's prior programs described herein have sold an aggregate of two (2) properties.

Set forth below is a brief summary of each of the prior programs sponsored by GK Development in the prior ten years as of September 30, 2015.

56

InvestLinc GK Properties Fund II, LLC ("Fund II")

Fund II was formed in March 2004 to invest in commercial real estate opportunities through investments in income producing real estate throughout the United States. Fund II raised $39,351,400 (393,514 units or $1,000 per unit) from accredited investors through a private placement offering. Fund II is scheduled to expire on December 31, 2017. Fund II's portfolio currently consists of a regional mall, Lufkin Mall, located in Lufkin, TX and a large open-air shopping center, Yorkshire Plaza, located in Aurora, IL. Yorkshire Plaza is anchored by Best Buy and Value City Furniture. Through September 30, 2015, the Fund made aggregate distributions of $8,866,513 ($22.53 per unit) to members. Fund II is currently paying distributions equal to 1% of the equity raised to its investors, which is 8% less than the preferred return to investors intended to be paid under Fund II's operating agreement. Fund II's cash from operations was materially and adversely affected by the economic recession of 2008-2009, which resulted in significant financial hardship to the tenants of Fund II's retail investments. As a result, Fund II had several tenants either go bankrupt or cease paying under their leases or require significant rent concessions to stay in their spaces. In order to preserve cash needed to meet Fund II's debt service obligations and avoid default and foreclosure on Fund II's properties, GK Development, as Fund II's manager, determined it was in the best interest of Fund II to reduce distributions below Fund II's targeted distribution amount. By retaining funds, the goal is to create value for investors over time, increasing the possibility of resuming distributions and maximizing returns for investors at the conclusion of Fund II.

InvestLinc GK Properties Fund III, LLC ("Fund III")

Fund III was formed in April 2006 to invest primarily in commercial real estate opportunities through investments in income producing real estate throughout the United States. Fund III raised $24,007,395 (2,426,801.29784 units) from accredited investors through a private placement offering. Fund III is scheduled to expire on April 20, 2019. Fund III's portfolio currently consists of College Square Mall Development, a property adjacent to College Square Mall, located in Cedar Falls, IA; and Peru Mall, a regional mall, located in Peru, IL. Through September 30, 2015, the Fund has made aggregate distributions of $4,029,141 ($1.66 per unit). Fund III has not paid distributions to its investors since 2009. Fund III's cash from operations was materially and adversely affected by the economic recession of 2008-2009, which resulted in significant financial hardship to the tenants of Fund III's retail investments. As a result, Fund III had several tenants either go bankrupt or cease paying under their leases or require significant rent concessions to stay in their spaces. In order to preserve cash needed to meet Fund III's debt service obligations and avoid default and foreclosure on Fund III's properties, GK Development, as Fund III's manager, determined it was in the best interest of Fund III to reduce distributions below Fund III's targeted distribution amount. By retaining funds, the goal is to create value for investors over time, increasing the possibility of resuming distributions and maximizing returns for investors at the conclusion of Fund III.

Grand Center Partners, LLC ("GCP")

In March 2012, GCP raised $2,410,000 from accredited investors through a private placement offering for the purpose of making a preferred equity investment to fund the development of a retail shopping center known as The Shops at North Grand, located in Ames, IA. The property consisted of (i) 98,827 square feet of inline "big box" retail space leased to Kohl's, The Gap Outlet, Shoe Carnival and TJ Maxx; (ii) two fully leased single tenant outparcel buildings totaling 5,613 square feet; (iii) an outparcel pad approximating 0.57 acres; and (iv) a multi-tenant outparcel building consisting of 8,731 square feet. The retail shopping center was sold in November 2013 and the investors received cash distributions aggregating $3,224,000.

GDH Investments ("GDH")

In September 2012, GDH raised $2,000,000 from accredited investors through a private placement offering for the purpose of making a preferred equity investment into GDH to fund the re-development of a neighborhood shopping center located in the Lincoln Park North/Sheffield/Clybourn retail corridor in Chicago, Illinois. The center consisted of 35,400 square feet of retail space and a 43-car underground parking facility. The property was sold in January 2014 and the investors received cash distributions of $3,123,000.

57

GK Secured Income Investments I, LLC ("GKSI I")

GKSI I was formed in December 2012 to provide a loan to an entity affiliated with the manager of GKSI I. GKSI I raised $7,364,587 from accredited investors through a private placement offering. The investors are entitled to receive a return of 8% per annum payable monthly. Through September 30, 2015, $1,401,648 has been paid to its members, representing an 8% annual return from inception.

GK Preferred Income I (Lakeview Square), LLC ("GKPI I")

GKPI I was formed in February 2013, to acquire, own and operate, through a wholly-owned subsidiary, a regional mall known as Lakeview Square Mall, located in Battle Creek, MI. Lakeview Square Mall consists of 551,228 square feet of retail space, of which 259,635 square feet is owned by GKPI I, with the remaining 291,593 square feet being owned by the following anchor tenants; Sears, JC Penney and Macy's. GKPI I raised $5,177,239 of preferred equity from accredited investors through a private placement offering. The investors are entitled to receive a minimum preferred return of 7% per annum. As of March 31, 2015, all of the preferred equity ($5,177,239) has been returned to the investors, together with a 15% annualized preferred return

GK Preferred Income II (Ridgmar), LLC ("GKPI II")

GKPI II was formed in August 2013, to acquire and own, through wholly-owned subsidiaries, an 87.50% Tenant-in- Common ("TIC") interest in a regional mall known as Ridgmar Mall, located in Ft. Worth, TX. The remaining TIC interest is held by an affiliate of the sponsor. Ridgmar Mall consists of 1,235,515 square feet of retail space, of which 398,840 square feet is owned by the TIC, with the remaining 836,675 square feet being owned by the following anchor tenants; Dillard's, Macy's, Neiman Marcus, Sears, and JC Penney. During 2013 and 2014, GKPI II raised $23,864,440 of preferred equity from accredited investors through a private placement offering. The investors are entitled to receive a preferred equity return of 7% per annum. To date, the 7% annual preferred return has been paid.

GK Secured Income Investments III, LLC ("GKSI III")

GKSI III was formed in October 2014 to provide loans to Fund I and to Peru GKD Partners, LLC ("Peru") on a 50/50 basis. Peru is owned by Fund II. Both Fund I and Fund II are affiliated with the manager of GKSI III. Through September 30, 2015, GKSI III raised $11,400,797 ($2,920,143 as of December 31, 2014) from accredited investors through a private placement offering. The members are entitled to receive a preferred return of 9% per annum payable monthly. From the Fund's inception, the 9% annual return ($622,761 to date), has been paid to investors.

58

LIMITATIONS ON LIABILITY

Our manager and executive officers, if any are appointed by our manager, will owe fiduciary duties to our company and our members in the manner prescribed in the Delaware Limited Liability Company Act and applicable case law. Neither our manager nor any executive officer will owe fiduciary duties to our bondholders. Our manager is required to act in good faith and in a manner that it determines to be in our best interests. However, nothing in our Operating Agreement precludes our manager or executive officers or any affiliate of our manager or any of their respective officers, directors, employees, members or trustees from acting, as a director, officer or employee of any corporation, a trustee of any trust, an executor or administrator of any estate, a member of any company or an administrative official of any other business entity, or from receiving any compensation or participating in any profits in connection with any of the foregoing, and neither our Company nor any member shall have any right to participate in any manner in any profits or income earned or derived by our manager or any affiliate thereof or any of their respective officers, directors, employees, members or trustees, from or in connection with the conduct of any such other business venture or activity. Our manager, our executive officers, any affiliate of any of them, or any shareholder, officer, director, employee, partner, member or any person or entity owning an interest therein, may engage in or possess an interest in any other business or venture of any nature or description, provided that such activities do not compete with the business of the Company or otherwise breach their agreements with the Company; and no member or other person or entity shall have any interest in such other business or venture by reason of its interest in our Company.

Our manager or executive officers have no liability to our Company or to any member for any claims, costs, expenses, damages, or losses suffered by our Company which arise out of any action or inaction of any manager or executive officer if such manager or executive officer meets the following standards: (i) such manager or executive officer, in good faith, reasonably determined that such course of conduct or omission was in, or not opposed to, the best interests of our Company, and (ii) such course of conduct did not constitute fraud, willful misconduct or gross negligence or any breach of fiduciary duty to our Company or its members. These exculpation provisions in our Operating Agreement are intended to protect our manager and executive officers from liability when exercising their business judgment regarding transactions we may enter into.

Insofar as the foregoing provisions permit indemnification or exculpation of our manager, executive officers or other persons controlling us from liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification and exculpation is against public policy as expressed in the Securities Act and is therefore unenforceable.

59

EXPERTS

The financial statements of the Company as of October 5, 2015, included in this Offering Circular and the related notes to those financial statements, have been audited by Eide Bailly LLP, an independent public accounting firm, as stated in their report appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

60

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the Bonds, will be passed upon for us by Kaplan Voekler Cunningham & Frank, PLC.

61

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We maintain a website, www.gkdevelopment.com, which contains additional information concerning GK Development and the Company. The Company will file, annual, semi-annual and special reports, and other information, as applicable, with the SEC. You may read and copy any document filed with the SEC at the SEC's public Company reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, and informational statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

The Company has filed an Offering Statement of which this Offering Circular is a part with the SEC under the Securities Act. The Offering Statement contains additional information about us. You may inspect the Offering Statement without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

This Offering Circular does not contain all of the information included in the Offering Statement. We have omitted certain parts of the Offering Statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the Offering Statement, which may be found at the SEC's website at http://www.sec.gov. Statements contained in this Offering Circular and any accompanying supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

62

PART F/S

F-1

GK Investment Holdings, LLC

(a Delaware limited liability company)

Financial Statements

October 5, 2015

F-2

Independent Auditor's Report

To the Members

GK Investment Holdings, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of GK Investment Holdings, LLC (the "Company") which comprise the balance sheet as of October 5, 2015, and the related statement of operations, members' equity, and cash flows for the period from September 14, 2015 (date of inception) to October 5, 2015, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GK Investment Holdings, LLC as of October 5, 2015, and the results of its operations and its cash flows for the period from September 14, 2015 (date of inception) to October 5, 2015 in accordance with accounting principles generally accepted in the United States of America.

Golden, Colorado

October 14, 2015

www.eidebailly.com

440 Indiana St., Ste. 200 | Golden, CO 80401-5021 | TF 877.882.7929 | T 303.986.2454 | F 303.980.5029 | EOE

F-3

GK Investment Holdings, LLC

Balance Sheet
October 5, 2015

ASSETS

Cash	$1,000

LIABILITIES AND MEMBERS' EQUITY

LIABILITIES	$-

Commitments and Contingencies

MEMBERS' EQUITY
Members' equity	1,000
$1,000

See Notes to Financial Statements

F-4

GK Investment Holdings, LLC

Statement of Operations
For the Period from September 14, 2015 (Inception) through October 5, 2015

Revenue	$-

Operating Expenses	-

Net Income	$-

See Notes to Financial Statements

F-5

GK Investment Holdings, LLC

Statement of Members' Equity
For the Period from September 14, 2015 (Inception) through October 5, 2015

Balance - Beginning of Period	$-

Contributions	1,000

Net income	-

Balance - End of Period	$1,000

See Notes to Financial Statements

F-6

GK Investment Holdings, LLC

Statement of Cash Flows
For the Period from September 14, 2015 (Inception) through October 5, 2015

Cash Flows from Operating Activities
Net income	$-
Adjustments to reconcile net income to net cash from operating activities:

Net cash provided by operating activities	-

Cash Flows from Financing Activities
Contributions from members	1,000

Net cash provided by financing activities	1,000

Net increase in Cash	1,000

Cash - Beginning of period	-

Cash - End of period	$1,000

See Notes to Financial Statements

F-7

GK Investment Holdings, LLC

Notes to Financial Statements

October 5, 2015

Note 1 - Organization and Summary of Significant Accounting Policies

Description of Business On September 14, 2015, GK Investment Holdings, LLC ("GKIH" and/ or Company"), a Delaware limited liability company was formed with the intent to acquire existing income producing commercial rental properties for the purpose of holding and operating such properties, and if the need arises, to redevelop the rental properties for an alternative use other than intended when originally acquired. However, the Company is permitted to transact in any lawful business in addition to that stated above. The Company anticipates funding the acquisitions in part, by offering to investors the opportunity to purchase up to a maximum of $50,000,000 of Bonds. The Bonds will be senior unsecured indebtedness of the Company.

Investing in commercial rental properties are subject to varying degrees of risk that may affect the ability of the properties purchased to generate sufficient revenues to meet operating expenses and other expenses, including debt service, capital expenditures and tenant improvements. Operating results are subject to risks generally associated with the ownership of commercial real estate, including but not limited to changes in general economic conditions, changes in interest rates and the availability of mortgage funds. Additionally, the commercial rental property industry is competitive and this competition could reduce occupancy levels and revenues, which would adversely affect the Company's operating results.

Pursuant to the terms of the Limited Liability Company Operating Agreement (the "Agreement"), the Company will exist in perpetuity unless terminated as defined in the Agreement. The members of GKIH have limited liability. The Company is managed by GK Development, Inc., an affiliate of one of its members.

Allocation of Profits and Losses - The Company Agreement provides for both Class A and Class B members. Initially, the Class A members and Class B members each own 50 percent of the Company. The Class B members will be converted to Class A members as set forth in the Agreement ("Conversion Date"). At the Conversion Date, each Class B member will receive four Class A units for each Class B unit owned.

Profits or losses from operations, including gains and losses from the sale, exchange, or other disposition of Company property, are allocated between the members in accordance with their percentage interests.

Basis of Accounting The Company maintains its accounting records and prepares its financial statements on an accrual basis, which is in accordance with accounting principles generally accepted in the United States of America ("GAAP").

Classification of Assets and Liabilities The financial affairs of the Company do not generally involve a business cycle since the realization of assets and the liquidation of liabilities are usually dependent on the Company's circumstances. Accordingly, the classification of current assets and current liabilities will not be considered appropriate and will be omitted from the balance sheet.

Estimates The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

F-8

GK Investment Holdings, LLC

Notes to Financial Statements

October 5, 2015

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

Concentration of Credit Risk The Company maintains one bank account, in a federally insured financial institution, with a cash balance that is not in excess of the Federal Deposit Insurance Corporation limit. The Company believes that it is not exposed to any significant credit risk on cash.

Income Taxes The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the Company. Members are taxed individually on their pro rata ownership share of the Company's earnings.

GAAP basis of accounting requires management to evaluate tax positions taken by the Company and disclose a tax liability (or asset) if the Company has taken an uncertain position that more than likely than not would not be sustained upon examination by the Internal Revenue Service or other taxing authorities. Management has analyzed the tax positions taken by the Company, and has concluded that as of October 5, 2015, there are no uncertain positions taken or expected to be taken that would require disclosure in the financial statements. The Company is subject to routine audits by the Internal Revenue Service or other tax authorities, generally for three years after the tax returns are files; however, there are currently no audits for any tax periods in progress.

The 2015 tax year will be the first year that tax returns for the Company will be filed. As such, the Company will be subject to Federal tax examinations by tax authorities and state examinations since the Company's inception.

Subsequent Events The financial statements and related disclosures include evaluation of events up through and including October 14, 2015, which is the date the financial statements were available to be issued.

F-9

Appendix A

PRIOR PERFORMANCE TABLES

As used herein, the terms "we", "our" and "us" refer to GK Investment Holdings, LLC.

The following Prior Performance Tables, or Tables, provide information relating to real estate investment programs sponsored by GK Development, Inc., or GK Development, or Prior Real Estate Programs, through December 31, 2014. All of the Prior Real Estate Programs presented in the Tables or otherwise discussed in the section entitled "Prior Performance Summary" in this Offering Circular are private programs that have no public reporting requirements. GK Development has not previously sponsored a public program.

As of December 31, 2014, GK Development was the sponsor of six private programs that had closed offerings in the prior five years; none of which had investment objectives similar to our Company. Of the six prior private programs that closed offerings within the prior five years, we do not believe that any of them had similar investment objectives to the Company because: (i) four of the programs were equity programs designed to invest in a single, identified asset and (ii) the remaining two programs were notes programs designed to make loans to identified affiliates of GK Development.

GK Development is responsible for the acquisition, financing, operation, maintenance and disposition of our investments. Key members of the management of GK Development will play a significant role in the promotion of this offering and the operation of the Company. The financial results of the Prior Real Estate Programs may provide some indication of GK Development's ability to perform its obligations. However, general economic conditions affecting the real estate industry and other factors contribute significantly to financial results.

As an investor in our Bonds, you will not own any interest in the Prior Real Estate Programs and should not assume that you will experience returns, if any, comparable to those experienced by investors in the Prior Real Estate Programs.

The following tables are included herein:

•	Table I - Experience in Raising and Investing Funds;

•	Table II - Compensation to Sponsor;

•	Table III - Operating Results of Prior Programs; and

•	Table IV - Results of Completed Programs.

The information in these tables should be read together with the summary information under "Prior Performance Summary" in this Offering Circular.

A-1

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

This Table I sets forth a summary of experience of GK Development, Inc. in raising and investing funds in Prior Real Estate Programs; the offerings of which have closed in the three years ended December 31, 2014. None of the Prior Real Estate Programs presented in this Table I have similar or identical investment objectives to GK Investment Holdings, LLC. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties. All figures are as of December 31, 2014.

	Grand Center Partners (Tax Basis)	GDH Investments (North Ave) (Tax Basis)	GK Preferred Income Investments I (Lakeview Square), LLC	GK Secured Income Investments I, LLC	GK Secured Income Investments III, LLC	GK Preferred Income II (Ridgmar), LLC
Dollar amount offered (in thousands)	$3,000	$2,000	$5,450	$7,550	$11,000	$27,500
Dollar amount raised (100%)	$2,410	$2,000	$5,177	$7,365	$2,920	$23,864
Less offering expenses (percentage):
Selling commissions and discounts retained by affiliates	4.12%	5.50%	5.55%	5.68%	5.72%	7.70%
Organizational expenses			0.90%	0.54%	0.10%	0.19%
Other (Syn, Mgmy., Mkting, Underwriting)			2.19%	1.56%	1.64%	1.30%
Percent available for investment	95.88%	94.50%	91.36%	92.22%	92.53%	90.81%
Acquisition costs:
Prepaid items and fees related to purchase of property	$0	$0	$(435)	$0	$0	$(822)
Cash down payment for assets	$0	$0	$1,513	$0	$0	$10,413
Acquisition fees	$0	$0	$285	$0	$0	$244
Other (please explain)	$0	$0	$0	$0	$0	N/A
Total acquisition cost (in thousands)	$0	$0	$1,363	$0	$0	$9,835
Percent leverage (mortgage financing divided by total acquisition cost)	0.00%	0.00%	84.62%	0.00%	0.00%	81.34%
Date offering began	4/4/2012	9/14/2012	2/1/2013	12/27/2012	10/15/2014	8/12/2013
Length of offering (months)	16	16	8	8	6	12
Months to invest 90% of amount available for investment (measured from beginning of offering	3	3	6	6	5	8

A-2

TABLE II

COMPENSATION TO SPONSOR

This Table II sets forth the types of compensation received by GK Development, Inc., and its affiliates, including compensation paid out of offering proceeds and compensation paid in connection with ongoing operations, in connection with six programs; the offerings of which have closed in the three years ended December 31, 2014. None of the Prior Real Estate Programs presented in this Table II have similar or identical investment objectives to GK Investment Holdings, LLC. All figures are as of December 31, 2014.

	Grand Center Partners (Tax Basis)	GDH Investments (North Ave) (Tax Basis)	GK Preferred Income Investments I (Lakeview Square), LLC	GK Secured Income Investments I, LLC	GK Secured Income Investments III, LLC	GK Preferred Income II (Ridgmar), LLC
Date offering commenced	4/4/2012	9/14/2012	2/1/2013	12/27/2012	10/15/2014	8/12/2013
Dollar amount raised (in thousands)	$2,410	$2,000	$5,177	$7,365	$2,920	$23,864
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$0	$0	$60	$74	$58	$21
Syndication Mgmnt Fee	$0	$0	$26	$0	$0	$0
Acquisition fees
- real estate commissions	$0	$0	$0	$0	$0	$0
- advisory fees	$0	$0	$0	$0	$0	$0
- other (property acquisition fee)	$0	$0	$181	$0	$0	$1,218
Other	$0	$0	$0	$0	$0	$0
Dollar amount of cash generated from operations before deducting payments to sponsor (in thousands)	$620	$233	$3,000	$914	$0	$(4,983)
Amount paid to sponsor from operations (in thousands):
Property management fees	$34	$102	$431	$0	$0	$521
Partnership management fees	$0	$0	$86	$0	$0	$130
Reimbursements	$0	$0	$0	$0	$0	$0
Leasing commissions	$0	$66	$135	$0	$0	$81
Specialty Lease Commissions	$0	$0	$98	$0	$0	$161
Other (Structuring Fee)	$0	$20	$0	$0	$0	$0
Other (Guarantee Fee)	$0	$136	$0	$0	$0	$0
Other (Loan Management Fee)	$0	$0	$0	$117	$0	$0
Other (LLC Management Fee)	$0	$0	$0	$0	$0	$91
Dollar amount of property sales and refinancing before deducting payments to sponsor (in thousands)
- cash	$2,604	$2,890	$0	$0	$0	$0
- notes	$0	$0	$0	$0	$0	$0
Amount paid to sponsor from property sales and refinancing (in thousands):
Real estate commissions	$0	$0	$0	$0	$0	$0
Incentive fees	$0	$0	$0	$0	$0	$0
Other (Disposition Fee)	$0	$350	$0	$0	$0	$0

A-3

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS

This Table III sets forth the annual operating results of Prior Real Estate Programs sponsored by GK Development, Inc. and its affiliates that have closed offerings during the five years ended December 31, 2014. None of the Prior Real Estate Programs presented in this Table III have similar or identical investment objectives to GK Investment Holdings, LLC. All figures are for the period commencing January 1 of the year acquired, except as otherwise noted.

Grand Center Partners (Tax Basis)

Year	2012	2013	2014	TOTAL
Gross Revenues (in thousands)	$6	$241	$137	$384
Profit on sale of properties (in thousands)	$0	$0	$680	$680
Less (in thousands):
Operating expenses	$33	$109	$(157)	$(15)
Interest expense	$4	$92	$49	$145
Depreciation and Amortization	$7	$80	$44	$131
Net Income - Tax Basis (in thousands)	$(38)	$(40)	$881	$803

Taxable Income (in thousands)
- from operations	$38	$40	$201	$123
- from gain on sales	$0	$0	$680	$680
Cash generated from operations	$0	$24	$596	$620
Cash generated from sales	$0	$0	$2,604	$2,604
Cash generated from refinancing	$0	$0	$0	$0
Cash generated from operations, sales and refinancing (in thousands)	$0	$24	$3,200	$3,224
Cash distributions to investors
Less (in thousands):
- from operating cash flow	$0	$24	$596	$620
- from sales and refinancing	$0	$0	$2,604	$2,604
- from other	$0	$0	$0	$0
Cash generated (deficiency) after cash distributions (in thousands)	$0	$0	$0	$0
Less:
- Special items (not including sales and refinancing) (identify and quantify)	$0	$0	$0	$0
Cash generated (deficiency) after cash distributions and special items (in thousands)	$0	$0	$0	$0
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$(0.02)	$(0.02)	$0.08	$0.04
- from recapture	$0.00	$0.00	$0.00	$0.00
Capital gain (loss)	$0.00	$0.00	$0.28	$0.28
Cash Distributions to Investors Source (on Tax basis) (in thousands)
- Investment income	$0	$24	$790	$814
- Return of capital	$0	$0	$2,410	$2,410
Source (on cash basis) (in thousands)
- Sales	$0	$0	$2,604	$2,604
- Refinancing	$0	$0	$0	$0
- Operations	$0	$24	$596	$620
- Other	$0	$0	$0	$0
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)			0.00%

A-4

GDH Investments (North Ave) (Tax Basis)

Years	2012	2013	TOTAL
Gross Revenues (in thousands)	$1,141	$22	$1,163
Profit on sale of properties (in thousands)	$0	$1,393	$1,393
Less (in thousands):
Operating expenses	$384	$141	$525
Interest expense	$535	$101	$636
Depreciation and Amortization	$389	$250	$639

Net Income - Tax Basis (in thousands)	$(167)	$923	$756
Taxable Income (in thousands)
- from operations	$(16)	$(275)	$(291)
- from gain on sales	$0	$1,394	$1,394
Cash generated from operations	$212	$21	$233
Cash generated from sales	$0	$2,890	$2,890
Cash generated from refinancing	$0	$0	$0
Cash generated from operations, sales and refinancing (in thousands)	$212	$2,911	$3,123
Cash distributions to investors
Less (in thousands):
- from operating cash flow	$212	$21	$233
- from sales and refinancing	$0	$2,890	$2,890
- from other	$0	$0	$0
Cash generated (deficiency) after cash distributions (in thousands)	$0	$0	$0
Less:
Special items (not including sales and refinancing) (identify and quantify)	$0	$0	$0
Cash generated (deficiency) after cash distributions and special items (in thousands)	$0	$0	$0
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$(0.01)	$(0.14)	$(0.15)
- from recapture	$0.00	$0.00	$0.00
Capital gain (loss)	$0.00	$0.70	$0.70
Cash Distributions to Investors Source (on Tax basis) (in thousands)
- Investment income	$212	$911	$1,123
- Return of capital	$0	$2,000	$2,000
Source (on cash basis) (in thousands)
- Sales	$0	$2,890	$2,890
- Refinancing	$0	$0	$0
- Operations	$212	$21	$233
- Other	$0	$0	$0
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)		0.00%

A-5

GK Preferred Income Investments I (Lakeview Square), LLC

Years	2013	2014	Total
Gross Revenues (in thousands)	$3,862	$5,166	$9,028
Profit on sale of properties (in thousands)	$0	$0	$0
Less (in thousands):
Operating expenses	$2,575	$3,017	$5,592
Interest expense	$293	$366	$659
Depreciation and Amortization	$957	$785	$1,742
Net Income - GAAP Basis (in thousands)	$37	$998	$1,035
Taxable Income (in thousands)
- from operations	$1,345	$1,621	$2,966
- from gain on sales	$0	$0	$0
Cash generated from operations	$1,355	$1,645	$3,000
Cash generated from sales	$0	$0	$0
Cash generated from refinancing	$0	$0	$0
Cash generated from operations, sales and refinancing (in thousands)	$1,355	$1,645	$3,000
Cash distributions to investors
Less (in thousands):
- from operating cash flow	$179	$1,248	$1,427
- from sales and refinancing	$0	$0	$0
- from other	$0	$0	$0
Cash generated (deficiency) after cash distributions (in thousands)	$1,176	$397	$1,573
Less:
Special items (not including sales and refinancing) (identify and quantify)	$0	$0	$0
Cash generated (deficiency) after cash distributions and special items (in thousands)	$1,176	$397	$1,573
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$0.26	$0.31	$0.57
- from recapture	$0.00	$0.00	$0.00
Capital gain (loss)	$0.00	$0.00	$0.00
Cash Distributions to Investors Source (on GAAP basis) (in thousands)
- Investment income	$179	$348	$527
- Return of capital	$0	$900	$900
Source (on cash basis) (in thousands)
- Sales	$0	$0	$0
- Refinancing	$0	$0	$0
- Operations	$1,355	$1,645	$3,000
- Other	$0	$0	$0
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)		82.62%

A-6

GK Secured Income Investments I, LLC

Years	2013	2014	TOTAL
Gross Revenues (in thousands)	$429	$764	$1,193
Profit on sale of properties (in thousands)	$0	$0	$0
Less (in thousands):
Operating expenses	$97	$121	$218
Interest expense	$5	$0	$5
Depreciation and Amortization	$0	$0	$0
Net Income - GAAP Basis (in thousands)	$327	$643	$970
Taxable Income (in thousands)
- from operations	$285	$631	$916
- from gain on sales	$0	$0	$0
Cash generated from operations	$282	$631	$914
Cash generated from sales	$0	$0	$0
Cash generated from refinancing	$0	$0	$0
Cash generated from operations, sales and refinancing (in thousands)	$282	$631	$914
Cash distributions to investors
Less (in thousands):
- from operating cash flow	$306	$595	$901
- from sales and refinancing	$0	$0	$0
- from other	$0	$0	$0
Cash generated (deficiency) after cash distributions (in thousands)	$(24)	$36	$13
Less:
Special items (not including sales and refinancing) (identify and quantify)	$0	$0	$0
Cash generated (deficiency) after cash distributions and special items (in thousands)	$24	$36	$13
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$0.04	$0.09	$0.13
- from recapture	$0.00	$0.00	$0.00
Capital gain (loss)	$0.00	$0.00	$0.00
Cash Distributions to Investors Source (on GAAP basis) (in thousands)
- Investment income	$306	$595	$901
- Return of capital	$0	$0	$0
Source (on cash basis) (in thousands)
- Sales	$0	$0	$0
- Refinancing	$0	$0	$0
- Operations	$282	$631	$914
- Other	$0	$0	$0
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)		100.00%

A-7

GK Secured Income Investments III, LLC

Years	2014	TOTAL
Gross Revenues (in thousands)	$27	$27
Profit on sale of properties (in thousands)	$0	$0
Less (in thousands):
Operating expenses	$28	$28
Interest expense	$0	$0
Depreciation and Amortization	$0	$0
Net Income - GAAP Basis (in thousands)	$(1)	$(1)
Taxable Income (in thousands)
- from operations	$0	$0
- from gain on sales	$0	$0
Cash generated from operations	$0	$0
Cash generated from sales	$0	$0
Cash generated from refinancing	$0	$0
Cash generated from operations, sales and refinancing (in thousands)	$0	$0
Cash distributions to investors
Less (in thousands): Cash distributions to investors
- from operating cash flow	$0	$0
- from sales and refinancing	$0	$0
- from other	$0	$0
Cash generated (deficiency) after cash distributions (in thousands)	$0	$0
Less:
Special items (not including sales and refinancing) (identify and quantify)	$0	$0
Cash generated (deficiency) after cash distributions and special items (in thousands)	$0	$0
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$0.00	$0.00
- from recapture	$0.00	$0.00
Capital gain (loss)	$0.00	$0.00
Cash Distributions to Investors Source (on GAAP basis) (in thousands)
- Investment income	$0	$0
- Return of capital	$0	$0
Source (on cash basis) (in thousands)
- Sales	$0	$0
- Refinancing	$0	$0
- Operations	$0	$0
- Other	$0	$0
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100.00%

A-8

GK Preferred Income II (Ridgmar), LLC (1)

Years	2013	2014	TOTAL
Gross Revenues (in thousands)	$(88)	$1,285	$1,197
Profit on sale of properties (in thousands)	$0	$0	$0
Less (in thousands):
Operating expenses	$1,376	$186	$1,562
Interest expense	$470	$3,078	$3,548
Depreciation and Amortization	$15	$276	$291
Net Income - GAAP Basis (in thousands)	$(1,949)	$(2,255)	$(4,204)
Taxable Income (in thousands)
- from operations	$(651)	$(1,137)	$(1,788)
- from gain on sales	$0	$0	$0
Cash generated from operations	$(1,507)	$(3,476)	$(4,983)
Cash generated from sales	$0	$0	$0
Cash generated from refinancing	$0	$0	$0
Cash generated from operations, sales and refinancing (in thousands)	$(1,507)	$(3,476)	$(4,983)
Cash distributions to investors
Less (in thousands):
- from operating cash flow	$0	$0	$0
- from sales and refinancing	$0	$0	$0
- from other	$0	$778	$778
Cash generated (deficiency) after cash distributions (in thousands)	$(1,507)	$(4,254)	$(5,761)
Less:
Special items (not including sales and refinancing) (identify and quantify)	$0	$0	$0
Cash generated (deficiency) after cash distributions and special items (in thousands)	$(1,507)	$(4,254)	$(5,761)
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$(0.03)	$(0.05)	$(0.08)
- from recapture	$0.00	$0.00	$0.00
Capital gain (loss)	$0.00	$0.00	$0.00
Cash Distributions to Investors Source (on GAAP basis) (in thousands)
- Investment income	$0	$778	$778
- Return of capital	$0	$0	$0
Source (on cash basis) (in thousands)
- Sales	$0	$0	$0
- Refinancing	$0	$0	$0
- Operations	$0	$0	$0
- Other	$0	$778	$778
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)		100.00%

(1) Represents the 87.5% undivided tenants-in-common interest in Ridgmar Mall that is accounted for using the equity method.

A-9

TABLE IV

RESULTS OF COMPLETED PROGRAMS

This Table IV sets forth the operating results of Prior Real Estate Programs sponsored by GK Development, Inc. and its affiliates that have completed during the five years ended December 31, 2014. None of the Prior Real Estate Programs presented in this Table IV have similar or identical investment objectives to GK Investment Holdings, LLC.

Program Name	Grand Center Partners (Tax Basis)	GDH Investments (North Ave) (Tax Basis)
Dollar Amount Raised (in thousands)	$2,410	$2,000
Number of Properties Purchased	N/A	N/A
Date of Closing of offering	11/7/2012	11/21/2012
Date of First Sale of Property	1/16/2014	11/13/2013
Date of Final Sale of Property	1/16/2014	11/13/2013
Tax and Distribution Data Per $1,000 Investment Through… (in thousands)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$0.05	$(0.15)
- from recapture	$0.00	$0.00
Capital Gain (loss)	$0.28	$0.70
Deferred Gain
Capital	$0.00	$0.00
Ordinary	$0.00	$0.00
Cash Distributions to Investors (in thousands)
Source (on GAAP basis)
- Investment income	$814	$1,123
- Return of capital	$2,410	$2,000
Source (on cash basis)
- Sales	$2,604	$2,890
- Refinancing	$0	$0
- Operations	$620	$233
- Other	$0	$0
Receivables on Net Purchase Money Financing (in thousands)	$0	$0

A-10

PART III - EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description

(1)(a)	Form of Managing Dealer Agreement by and between JCC Advisors, LLC and the Company.

(1)(b)	Form of Participating Dealer Agreement.*

(2)(a)	Certificate of Formation of the Company.***

(2)(b)	Limited Liability Company Agreement of the Company.

(3)(a)	Indenture between the Company and the Trustee.*

(3)(b)	Form of Unsecured Bond.*

(6)(a)	Forced Sale Agreement among the Company, the trustee and 1551 Kingsbury Partners, L.L.C.*

(6)(b)	Forced Sale Agreement among the Company, the trustee, and GKPI I Partners (Lakeview Square), LLC.*

(6)(c)	Forced Sale Agreement among the Company, the trustee, and the Garo Kholamian Revocable Trust.*

(6)(d)	Loan Agreement between the Company and 1551 Kingsbury Partners, L.L.C.*

(6)(e)	Loan Agreement between the Company and the Garo Kholamian Revocable Trust.*

(6)(g)	Loan Agreement between the Company and GKPI I Partners (Lakeview Square), LLC.*

(8)	Escrow Agreement between the Company and UMB Bank. *

(11)(a)	Consent of Eide Bailly LLP.

(11)(b)	Consent of Kaplan, Voekler, Cunningham & Frank, PLC.*

(12)	Opinion of Kaplan Voekler Cunningham & Frank, PLC regarding legality of the Bonds.*

____________

*To be filed by Amendment

** Included with the legal opinion provided pursuant to item (12)

*** Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Cook, State of Illinois on February 17, 2016.

GK Investment Holdings, LLC, a Delaware limited liability company

By:	GK Development, Inc.,
an Illinois corporation, Manager

By:	/s/ Garo Kholamian
Name:	Garo Kholamian
Its:	Sole Director

By:	/s/ Garo Kholamian
Name:	Garo Kholamian
Its:	President of the Manager (Principal Executive Officer)

By:	/s/ Michael Sher
Name:	Michael Sher
Its:	Chief Financial Officer of the Manager (Principal Financial Officer and Principal Accounting Officer)